Exhibit 10.12

2 June 2003

INVENSYS HOLDINGS LIMITED

INVENSYS INC.

INVENSYS TWENTY-ONE LIMITED

(as the Vendors)

and

GAC BAAN ACQUISITION LLC

(as the Purchaser)

SALE AND PURCHASE AGREEMENT for the
sale and purchase of the Baan Business

FRESHFIELDS BRUCKHAUS DERINGER

INDEX TO SALE AND PURCHASE AGREEMENT

Clause	Description

1	Definitions and Interpretation

2	Sale of the Shares and Consideration

3	Conditions

4	Pre-Completion Undertakings

5	Completion

6	Post-Completion Undertakings

7	Post-Completion Payments

8	Warranties

9	Breach of Vendor Warranties and Limitations on Claims

10	Purchaser Warranties

11	Retained and Transferred Lawsuits

12	Employees

13	Pension Schemes

14	Properties

15	Separation Issues

16	Invensys Guarantee

17	Purchaser Guarantee

18	Actions on Behalf of Other Parties

19	Variation

20	Assignment

21	Announcements

22	Costs

23	Severability

24	Counter parts

25	Waivers/Purchaser’s Rights and Remedies

26	Further Assurance

27	Notices

28	Entire Agreement

29	Governing Law, Jurisdiction and Service of Process

SCHEDULES TO SALE AND PURCHASE AGREEMENT

Schedule	Description

Schedule 1	Interpretation

Schedule 2	The Company and the Subsidiaries

Schedule 3	Apportionment of Initial Consideration

Schedule 4	Vendor Warranties

Schedule 5	Purchaser Warranties

Schedule 6	Tax Covenants

Schedule 7	Closing Management Accounts and Adjustment Statements.

• Exhibit A: IRIS Management Accounts

Schedule 8	Accounting Principles

• Exhibit A: Balance Sheet for period ended 31 March 2003

Schedule 9	Properties:

• Part A: Table listing Baan as Sole Occupant of Office

• Part B: Table listing Baan Surplus Property

• Part C: Table listing Baan as Subleasor of Office

• Part D: Table listing Baan Subleasing Offices to Others.

• Part E: Agreed form sub-lease agreement

• Appendix 1: Lease Agreement

2

• Appendix 2 Property

Schedule 10	Knowledge of the Vendors

Schedule 11	Pre-Completion Steps

Exhibit A: Group Funds Plan

Schedule 12	UK Pensions

Schedule 13	IMAPS Business

• Part A

• Part B

Schedule 14	Retained US Plans

Schedule 15	Intellectual Property Rights (Overview)

Schedule 16	Pension Schemes

Schedule 17	Employees With Salary in Excess of $100,000

Schedule 18	Form of Transitional Services Agreement for Services from Invensys to Baan

Schedule 19	Form of Transitional Services Agreement for Services from Baan to Invensys

Schedule 20	Data Room Index

3

THIS SALE AND PURCHASE AGREEMENT is made on 2 June 2003

BETWEEN:

(1)        INVENSYS HOLDINGS LIMITED, a company incorporated under the laws of England and Wales whose registered office is at Invensys House, Carlisle Place, London, SWIP IBX, United Kingdom (IHL);

(2)        INVENSYS INC., a company incorporated under the laws of the State of Delaware, United States of America, whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801, United States of America (II);

(3)        INVENSYS TWENTY-ONE LIMITED, a company incorporated under the laws of England and Wales whose registered office is at Invensys House, Carlisle Place, London, SWIP IBX, United Kingdom (121) (the foregoing entities collectively being, the Vendors);

(4)        GAC BAAN ACQUISITION LLC, a company incorporated under the laws of the State of Delaware, United States of America, with its principal place of business at 450 Park Avenue, New York, New York 10022, United States of America (the Purchaser);

(5)        INVENSYS PLC, a company incorporated under the laws of England and Wales whose registered office is at Invensys House, Carlisle Place, London SWIP IBX, United Kingdom (Invensys);

(6)        GENERAL ATLANTIC PARTNERS (BERMUDA), L.P., a limited partnership incorporated under the laws of Bermuda, whose principal place of business is at Clarendon House, Church Street, Hamilton HM 11, Bermuda (GAP);  and

(7)        CERBERUS CAPITAL MANAGEMENT II, L.P., a limited partnership incorporated under the laws of the State of Delaware, United States of America, whose principal place of business is at 450 Park Avenue, New York, New York 10022, United States of America (Cerberus).

WHEREAS:

(A)  Each of the Vendors is the legal owner of the share capital of that Company whose name is set forth opposite the name of that Vendor in Part A of Schedule 2 (the Companies).  The companies of which details are set out in Part B of Schedule 2 (together the Subsidiaries and each of them a Subsidiary)  are the direct and indirect subsidiaries of those of the Companies in which the Vendors hold the Shares.

(B)  The Vendors together are engaged in the Business through the Group Companies.

(C)  With a view to selling the Business to the Purchaser, the Vendors have initiated a controlled auction process.

(D)  Invensys and General Atlantic Partners (an affiliated company of the Purchaser) entered into the Confidentiality Agreement.

(E)  The Vendors have prepared a Data Room containing information concerning the Shares, the Subsidiary Shares and the Business. The Purchaser was allowed access to the Data Room for the purposes of a due diligence review, was given the opportunity to attend and participate in management presentations and interviews with the Group Companies’ management and the Group Companies’ advisors, was allowed to make site visits to relevant sites of the Group Companies, was allowed to submit questions during such due diligence process and was duly and properly provided with answers to such questions.

(F)  The Vendors and the Purchaser have complied with the provisions of the Social and Economic Council Merger Regulation 2000 (SER-Fusiegedragsregels 2000), the Works Council Act (Wet op de Ondernemingsraden)  and any similar applicable legislation outside of the Netherlands that are relevant to the transaction contemplated by this Agreement. In particular, prior to or on the date of this Agreement the central works council of the Business in the Netherlands provided positive advice with respect to the transfer of the Shares to the Purchaser as contemplated under the terms of this Agreement.

(G)  The Vendors have agreed to sell, or procure the sale, of the Shares owned by each of them and the Purchaser has agreed to purchase the Shares from each of the relevant Vendors, for the consideration and upon the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.         DEFINITIONS AND INTERPRETATION

1.1       Words and expressions used in this Agreement shall have the meanings set out in Schedule 1, unless the context requires otherwise.

1.2       The Schedules comprise schedules to this Agreement and form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.         SALE OF THE SHARES AND CONSIDERATION

2.1       Subject to the terms and conditions of this Agreement, each of the Vendors hereby sells to the Purchaser and agrees to transfer to the Purchaser or a Nominated Purchaser the Shares set opposite its name in Part A of Schedule 2 and the Purchaser hereby purchases the relevant Shares from the relevant Vendors and agrees to accept or procure that a Nominated Purchaser accepts the transfer thereof from the Vendors on the Completion Date, free from all Encumbrances together with all accrued rights and benefits attached thereto.

2.2       The initial consideration for the sale of the Shares of the Companies (the Initial Consideration)  shall be the payment by the Purchaser to the Vendors upon

Completion (in accordance with the provisions of clause 5.3) of an amount in cash in US$ equal to:

DCFP – (EIGP + EED) + (EIGR +ECB) + (ETWC – BTWC)

Where:

DCFP	=	Debt/Cash Free Price

EIGP	=	the aggregate of the Estimated Inter-Group Payables in respect of all the Group Companies

EED	=	the aggregate of the Estimated External Debt in respect of all the Group Companies

EIGR	=	the aggregate of the Estimated Inter-Group Receivables in respect of all the Group Companies

ECB	=	the aggregate of the Estimated Cash Balance in respect of all the Group Companies

ETWC	=	Estimated Trade Working Capital

BTWC	=	Baseline Trade Working Capital

2.3       Without prejudice to the Vendors’ obligations under clause 4.3(b), the Vendors shall procure that the Group Companies, acting reasonably and in good faith, estimate (a) the Estimated External Debt, the Estimated Cash Balance, the Estimated Inter-Group Payables and the Estimated Inter-Group Receivables in relation to each Group Company and (b) the Estimated Trade Working Capital, and shall deliver to the Purchaser the written notice of such estimate amounts by no later than 17:30 (Amsterdam time) on the last Business Day that is at least five (5) Business Days prior to the anticipated Completion Date.  Prior to the Vendors delivering such estimate amounts to the Purchaser, the Vendors agree that they shall inform, and give the Purchaser reasonable opportunity to consult with the Vendors, regarding the amounts of the Estimated External Debt, the Estimated Cash Balance, the Estimated Inter-Group Payables and the Estimated Inter-Group Receivables in relation to each Group Company and the amount of the Estimated Trade Working Capital.

2.4       If the aggregate of the Estimated Cash Balance in respect of all the Group Companies exceeds $2,000,000 (hereinafter the Cash Limit), then (i) the amount of the Cash Limit shall be taken into account as the amount of the Estimated Cash Balance for the purposes of calculating the Initial Consideration, and (ii)  in calculating the External Net Debt Adjustment the Estimated Cash Balance that will be taken into account will be the amount of the Cash Limit, provided that if the Purchaser has requested the Vendors (in accordance with the provisions of clause 4.3(b)) to leave a certain amount of Cash in the relevant bank account of the relevant Group Company, then the amount of the Cash Limit will be increased by the amount of Cash so requested by the Purchaser to be left in the relevant bank account of the relevant Group Company.

2.5       Furthermore, the Initial Consideration shall be increased by any Restructuring Costs incurred by the Group Companies prior to the Completion Date in accordance with clause 4.4.

2.6       Following the agreement or determination of the Adjustment Statement (including the determination of the Final Trade Working Capital and the Final External Debt, Final Cash Balance, Final Inter-Group Receivables and Final Inter-Group Payables in relation to each Group Company) in accordance with Schedule 7, the Initial Consideration for the Shares shall be adjusted to reflect the amount of any payment made in accordance with clause 7 (but not reflect any amount of interest paid pursuant thereto). The final consideration for the sale of the Shares (the Final Consideration)  shall, subject to the provisions of clause 15.4(d)(iii), comprise the Initial Consideration for such sale as so adjusted.

2.7       The Final Consideration for the relevant Shares of each Company as so determined and as otherwise adjusted in accordance with this Agreement, shall be adopted by the relevant Vendor (on behalf of itself and each of the other members of the Retained Group) and the Purchaser (on behalf of itself and each of the other members of the Purchaser’s Group) for all purposes (including Tax) except: (i) as otherwise required by law; (ii) as otherwise agreed by the parties in this Agreement or (iii) as otherwise agreed by the parties in writing.

2.8       If any payment is made by the Vendor to the Purchaser pursuant to a claim made by the Purchaser for any breach of this Agreement (including, without limitation, any Relevant Claim), the payment shall so far as possible be deemed to adjust the price paid for the relevant Shares by a matching amount and where such payment is specifically referable to a Company and/or its Subsidiaries, to adjust the price for the Shares in respect of that Company.  Where any payment is not specifically referable to a Company and/or its Subsidiaries, the price paid for the Shares of all Companies to which such payment is referable shall be deemed to have been adjusted pro rata.

2.9       Subject to clause 2.8 above, the Vendor and the Purchaser agree that the apportionment of the Initial Consideration between the Shares shall be as set out in Schedule 3.

3.         CONDITIONS

3.1       The obligations of the Purchaser and the Vendors to complete this Agreement are in all respects conditional upon the fulfilment or waiver of the following conditions:

(a)        all notifications and applications required under any statutory provision or other law in any jurisdiction applicable to any of the Group Companies where transfer of the Shares cannot be made legally without clearance, or pursuant to Council Regulation (EEC) 4064/89 and any other applicable Council Regulations, in connection with the conclusion or performance of this Agreement, having been made to the competent authorities, and in respect of each such notification or application:

(i)      the relevant competition authority having stated in writing that the subject matter of the notification or application is permitted, or that there are no objections to it or that it will not be subject to any further investigations, the foregoing subject to no conditions or to conditions which are reasonably acceptable to the Purchaser; or

(ii)     where applicable, the period during which the relevant authority may refuse permission for, object to or commence an investigation into the subject matter of the notification or application having expired without any such action having been taken;

(b)           no order or judgement of any court or Governmental Entity having been issued or made prior to Completion which has the effect of making unlawful or otherwise prohibiting the transfer of the Shares as contemplated under this Agreement, provided that if any such order or judgement is capable of being appealed, the Condition in this clause 3.1(b) shall only be considered not to have been fulfilled if within thirty (30) days of the such order or judgement having been handed down (i) no such appeal has been lodged, or (ii) if appealed, no further order or judgment is handed down reversing or nullifying the effect of the initial order or judgment.

3.2       Subject to the provisions of clauses 3.5, 3.6 and 3.7, the obligations of the Purchaser to complete this Agreement are in all respects conditional upon the fulfilment or waiver of the condition that no act, omission or event shall have occurred which upon Completion would result in:

(a)        a Material Breach of (i) the Vendor Warranties upon their repetition at Completion or (ii) the obligations of the Vendors under this Agreement (other than the obligations referred to in clause 4.3(d)) that are required to be performed between the date hereof and Completion; or

(b)       the Vendors not having complied in all material respects with their obligations referred to in clause 4.3(d).

(the conditions referred to in this clause 3.2, together with the conditions referred to in clause 3.1 hereinafter collectively referred to as the Conditions), provided that the Condition in this clause 3.2 shall in any event only be considered not to have been fulfilled if a Material Breach is incapable of remedy, or if capable of remedy, is not remedied by the Vendors within the thirty (30) day period referred to in clause 3.7.

3.3       The Purchaser undertakes to use all reasonable endeavours to ensure that each of the Conditions referred to in clause 3.1 are fulfilled, and the Vendors undertake to use all reasonable endeavours to ensure that the Conditions are fulfilled.  The Purchaser and each of the Vendors undertake to use all reasonable endeavours to ensure that Completion takes place in accordance with clause 5 as soon as reasonably practicable and in any event by the first Business Day that is one-hundred and twenty (120) days after the date of this Agreement (the Termination Date).

3.4       Without prejudice to the generality of clause 3.3, the Vendors and the Purchaser undertake to cooperate with and assist each other by providing the other and any Competition Authority as soon as is reasonably practicable upon request and in good faith any necessary information and documents for the purpose of making any submissions, filings and notifications to any Competition Authority. Furthermore, the Vendors and the Purchaser agree that they shall in consultation with each other and as soon as reasonably practicable (and, with respect to making the necessary initial filings with the relevant Competition Authorities, to the extent reasonably practicable, within five (5) Business Days after the date of this Agreement) take all commercially reasonable steps that are necessary to obtain all consents, approvals, or actions of any Competition Authority which are required pursuant to clause 3.l(a) in order to complete the transactions contemplated hereunder and, without limitation, shall:

(a)        progress such submissions, filings and notifications with all necessary diligence;

(b)       provide all information which is requested or required by any such Competition Authority (to the extent that such Competition Authority is legally entitled to request or require such information);

(c)        notify each other, and provide copies (or, in the case of non-written communications, reasonable details), of any communications from any such Competition Authority in relation to obtaining any such consent, approval or action and communicate with any such Competition Authority in respect of any of the transactions contemplated by this Agreement only after having consulted with each other in advance;

(d)       provide each other (or each other’s agents or advisers) with draft copies of all submissions, filings, notifications and communications to any Competition Authority in relation to obtaining any such consent, approval or action (excluding communications of an administrative nature) at such time as will allow the other (or its agents or advisers) a reasonable opportunity to provide comments on such submissions, filings, notifications and communications and to amend them in accordance with the reasonable requirements of such Party (or its agents or advisers) before they are submitted or sent to such Competition Authority and take into account any such comments or amendments; and provide each other (or each other’s agents or advisers) with copies of all such submissions and communications in the form submitted or sent; and

(e)        where reasonably requested by the other Party, and where permitted by the Competition Authority concerned, allow persons nominated by the Vendors or the Purchaser, as the case may be, to attend all meetings (and participate in all telephone or other conversations) with any Competition Authority and, where appropriate, to make oral submissions at such meetings (or telephone or other conversations).

3.5       Upon an act, omission or event having occurred which upon Completion would result in a Material Breach or any breach as a result of which the Vendors would not having complied in all material respects with their obligations referred to in clause 4.3(d), the Purchaser shall be entitled (in addition and without prejudice to any other rights or remedies it may have against the Vendors under this Agreement), to elect by notice in writing to the Vendors not to complete the purchase of the Shares and, except for clauses 1, 21 to 22, 25 to 29 and Schedule 1 of this Agreement, this Agreement shall automatically terminate and be of no further force or effect and no party shall have any claim hereunder of any nature whatsoever against the other party (save in respect of accrued rights and/or liabilities arising from the prior breach of this Agreement).  For these purposes: a Material Breach means any breach of (a) the Vendor Warranties upon their repetition at Completion and/or (b) the obligations of the Vendors under this Agreement (other than that referred to in clause 4.3(d)) that are required to be performed between the date hereof and Completion, the effect of which individually or in the aggregate with all other such breaches, would result in the Vendors being liable for Damages in an amount exceeding fifteen per. cent (15%) of the Debt/Cash Free Price.

3.6           The Purchaser shall notify the Vendors promptly in writing (a Rescission Notice) upon becoming aware of an act, event or omission having occurred which upon Completion would result in a Material Breach and on which basis it would elect not to proceed to Completion.

3.7           Upon receipt of any Rescission Notice, if the Material Breach is capable of remedy the Vendors may within five (5) Business Days elect by written notice to the Purchaser to extend the rescission of this Agreement by up to thirty (30) days after such notice, and the length of such extension shall be indicated in such notice. During such time, the Vendors shall be entitled, and shall use all reasonable endeavours, to remedy the breach, matter, event or circumstance giving rise to the Rescission Notice.

3.8           The Vendors and Purchaser shall consult and co-operate with each other in relation to planning for and scheduling the Completion, and each party shall notify the other parties to this Agreement as soon as reasonably practicable upon becoming aware that any of the Conditions have been fulfilled.

3.9           Each party shall notify the other parties as soon as reasonably practicable upon becoming aware of anything that will cause any of the Conditions not to be fulfilled on or prior to the Termination Date.

3.10         If any of the Conditions shall not have been fulfilled by and on the Termination Date, then the Vendors or the Purchaser may, by written notice to the others, terminate this Agreement, and upon delivery of such notice, neither the Vendors nor the Purchaser shall be bound to proceed with the sale of the Shares and, except for clauses 1, 21 to 22, 25 to 29 and Schedule 1 of this Agreement, this Agreement shall automatically terminate and be of no further force or effect and no party shall have any claim hereunder of any nature whatsoever against the other party (save in respect of accrued rights and/or liabilities arising from the prior breach of this Agreement), provided, however, that the right to terminate this Agreement under this clause 3.10 shall not be available (i) to the Vendors if any Vendor is in breach of or has breached its obligation under clause 3.3 or 3.4 or is in material breach of or has materially breached its other obligations under this Agreement or (ii) to the Purchaser if it is in breach of or has breached its obligations under clauses 3.3 or 3.4 or is in material breach of or has materially breached its other obligations under this

Agreement and, in the case of both (i) and (ii), such breach has contributed materially to the non-satisfaction of the Conditions.

4.         PRE-COMPLETION UNDERTAKINGS

4.1       Pending Completion, subject to clause 4.4, each of the Vendors shall in relation to each Company owned by it:

(a)        procure that the business of such Company and its Subsidiaries is conducted only in the ordinary course of business and in a normal and prudent manner, consistent with past practice;

(b)       procure that reasonable steps are taken to maintain the Properties, assets (including the Internal IT Systems and Intellectual Property Rights) and any other material goods in use by any such Company and its Subsidiaries in good working order and state of maintenance and repair; and

(c)        procure that reasonable steps are taken to preserve and protect the assets, financial position and the business organisation of such Company and its Subsidiaries in all material respects and to preserve good relations with suppliers, customers, Employees and relevant trade unions.

4.2       Without limiting the generality of clause 4.1, but subject to clause 4.4, each of the Vendors agree that pending Completion they shall procure in relation to each Group Company directly or indirectly owned by it that no Group Company shall without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed):

(a)        declare, pay or make any dividend or other distribution in cash, in stock or in specie to any shareholder in any of the Group Companies;

(b)       allot or issue, agree to allot or issue or pledge any shares, debentures or other securities or grant or agree to grant, any options over any shares, debentures or other securities;

(c)        alter the provisions of its memorandum or articles of association (or analogous constitutional documents) or adopt or pass further regulations or resolutions inconsistent therewith;

(d)       change its accounting reference date or make any material change to the accounting procedures or principles by reference to which its accounts are drawn up (except for changes required by law or regulation);

(e)        discontinue or cease to operate all or a material part of its business;

(f)        enter into any material contract outside the ordinary course of business or take any action with respect to a material contract (which for the purposes of this clause shall mean a contract that involves or is likely to involve expenditure by any Group Company in excess of US$250,000 during any one-year period) which would result in a material default or breach thereof and enter into any material contracts or make any material change in, or amendment of, any such material contract beyond the ordinary course of business;

(g)       enter into any transactions between any Group Company on the one hand and a member of the Retained Group on the other hand other than on arm’s length terms;

(h)       other than in the ordinary course of business, make any material change to the terms and conditions of employment (including, without limitation, in relation to remuneration, pension, bonus, profit sharing, compensation, stock option, retirement, deferred compensation, severance, termination or other employment benefits) of Key Employee of the Business;

(i)         increase the remuneration or change the terms and conditions of employment (including, without limitation, in relation to remuneration, pension, bonus, profit sharing, compensation, stock option, retirement, deferred compensation, severance, termination or other employment benefits) of Employees, other than in the ordinary course of business or as required pursuant to the applicable employment contract;

(j)         create, incur, or guarantee any indebtedness for borrowed money which in the aggregate exceeds US$250,000 or issue or sell any debt securities;

(k)        purchase or otherwise acquire, by merger, consolidation, acquisition of securities or assets or otherwise, (i) any corporation, partnership, association or other business organization or division thereof or (ii) any assets or properties which would be material, in the aggregate, to the Group Companies taken as a whole;

(l)         sell, lease, or otherwise dispose of any of their assets or properties which are material, in the aggregate, to the Group Companies taken as a whole, other than in the ordinary course of business;

(m)       grant any licences for the use of the Intellectual Property Rights owned by the Group Companies, other than in the ordinary course of business;

(n)       mortgage or encumber any of their assets or properties which are material, in the aggregate, to the Group Companies taken as a whole;

(o)       make any capital expenditures or commitments for capital expenditures which, in the aggregate, exceed US$250,000;

(p)       pay or discharge any material claim or liability other than in the ordinary course of business or pursuant to binding contractual obligations of the Companies;

(q)       make any tax election or settle any tax claim, other than in the ordinary course of business;

(r)        agree, whether in writing or otherwise, to do any of the foregoing; or

(s)        pass a shareholders’ resolution, except for such resolutions as are required (i) in order to prepare for or give effect to the transaction contemplated in this Agreement and (ii) to comply with applicable statutory obligations or corporate housekeeping requirements.

4.3       In addition to the limitations on the conduct of the Vendors and the relevant Group Companies under the provisions of clause 4.1 and 4.2, the Vendors agree that to the extent reasonably within their powers and pending Completion they shall and shall cause the Group Companies to:

(a)        use all reasonable endeavours and take all reasonable steps (including without limitation the making of such filings, applications, registrations and notices) to obtain the release of:

(i)      the Company in which it owns Shares and its Subsidiaries from any Inter-Group Guarantees to which such company is a party or otherwise subject prior to the Completion Date; and

(ii)     each member of the Retained Group from any Inter-Group Guarantees to which such company is a party or otherwise subject prior to the Completion Date,

provided that any such Inter-Group Guarantees that have not yet been released by the Completion Date, shall be dealt with in accordance with the provisions of clauses 6.1(a) and 6.2(a), respectively;

(b)       use all reasonable endeavours and take all reasonable steps to deliver the Group Companies to the Purchaser at the Completion Date free of Debt and Cash, provided that the Vendors shall prior to Completion consult with the Purchaser regarding any specific Cash requirements of any of the Group Companies on or immediately after the Completion Date and shall, where it is reasonable for the Vendors to do so, leave the required amount of Cash in the relevant bank account of the relevant Group Company, and provided further that any Debt or Cash remaining in the Group Companies at the Completion Date shall be dealt with in accordance with clauses 2.2, 2.3 and 2.4 (with respect to the amounts of the Estimated External Debt and Estimated Cash Balance) and the External Net Debt Adjustment provisions referred to in clause 7.4;

(c)        use all reasonable endeavours and take all reasonable steps to minimize prior to or on the Completion Date all Inter-Group Payables and all Inter-Group Receivables, provided that any Inter-Group Payables or Inter-Group Receivables estimated to be remaining in the Group Companies as at the Completion Date shall be dealt with in accordance with the provisions of clauses 2.2, 5.6 and 7.5 through 7.9;

(d)       upon the instructions of the Purchaser (i) use all reasonable endeavours and take all reasonable steps to seek and obtain the advice or, where such would be legally required, consent of the central works council of the Business in the Netherlands, any relevant trade union or other Governmental Entity with respect to any restructuring of the Business (any restructuring plan with respect thereto having to be agreed to by the Purchaser) and (ii) in the event that the necessary advices and consent (as referred to in (i) above) have been obtained before the Completion Date, procure that the relevant Group Company take all reasonable steps to procure, in accordance with the written instructions of the Purchaser, the commencement of the implementation of certain restructuring steps related to the Business prior to Completion provided that, subject to clause 3.2, Completion shall in no way be conditional upon such advice or consent having been obtained or such implementation steps having been taken prior to or on the Completion Date;

(e)        use reasonable efforts to give all required notices to third parties and obtain all necessary third party approvals (other than approval from Competition Authorities as described in Section 3.4) in connection with the matters contemplated by this Agreement;

(f)        provide prompt written notice to the Purchaser of (i) any variances in any of Vendor Warranties; (ii) any breach of any pre-completion undertaking set out in this clause 4; and (iii) any other material development affecting the ability of the Vendors to consummate the transactions contemplated by this Agreement.  No disclosure by the Vendors pursuant to this clause 4.3(f), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation or breach of the Vendor Warranties or breach of any such pre-completion undertakings; and

(g)       take or cause to be taken all such steps and actions to procure the recapitalisation of any of the Group Companies with a negative equity value as at the date hereof.

4.4       With respect to the obligations of the Vendors under clause 4.3(d), Parties agree that the Vendors shall only be obliged to procure that any Group Company takes the necessary action and incurs any costs with respect thereto if the Purchaser has in writing provided prior written instructions to the relevant Group Company to take such steps and incur such costs (such costs hereinafter referred to as the Restructuring Costs).

4.5       Notwithstanding the provisions of clauses 4.1 and 4.2, prior to and on the Completion Date, the Vendors may take such steps as may be reasonably practicable to carry out any of the following actions:

(a)        their obligations under clause 4.3;

(b)       the Pre-Completion Steps, including without limitation:

(i)      take or cause to be taken all such steps and actions to procure the recapitalisation of any of the Group Companies with a negative equity value as at the date hereof;

(ii)     take or cause to be taken all such steps and actions as provided for in this Agreement and as to procure the separation of the Group Companies from the Retained Group as of the Completion Date;

(c)        assign, novate or otherwise transfer to any member of the Retained Group the benefit of any Inter-Group Payable owed by any Group Company to any other member of the Retained Group and vice versa with respect to Inter-Group Receivables to the extent reasonably necessary or advisable to achieve set-offs as contemplated by clause 5.6; and

(d)       cause any Group Company to cease to participate in any Invensys cash pooling programme, it being understood that in some cases such steps may be taken on the Completion Date after close of business in the relevant jurisdiction.

4.6       The relevant Vendor shall request the Purchaser’s consent (as referred to in clause 4.2) in writing, sent by facsimile, addressed to the Purchaser in the manner referred to in clause 27. When requested to grant its consent, the Purchaser shall as soon as possible, and in any event within five (5) Business Days, inform the relevant Vendor in writing whether it consents to the taking of the proposed action, and if it withholds its consent, the reasons for doing so. If the Purchaser fails to reply to such request within the aforementioned five (5) Business Day period, then the Purchaser shall be deemed for the purposes of this clause 4 to have granted its consent to the taking of such proposed action.

4.7       During the period between the date of this Agreement and Completion, the Vendors shall procure that the Business, to the extent permitted by applicable law, is conducted in consultation with the Purchaser and shall allow the Purchaser, its potential financing partners and their respective agents, upon reasonable notice and during normal business hours, access to senior management personnel of the Group Companies and the books and records of or relating in whole or in part to the Business, provided that the obligations of the Vendors under this clause 4.7 shall not extend to allowing access to information that is reasonably regarded as confidential to the activities of the Vendors otherwise than in connection with the Business. Notwithstanding the foregoing, without having first informed the Vendors and having obtained the prior consent of management of the Business, the Purchaser shall not contact any suppliers to, employees (other than contacts with senior management personnel permitted pursuant to the preceding sentence) or customers of, the Business or any Group Company in connection with or pertaining to any subject matter of this Agreement.  During the period between the date of this Agreement and Completion, the Vendors shall use all reasonable endeavours to cooperate in any attempt by the Purchaser to raise any external debt financing with respect to the acquisition of the Group Companies (it being agreed that the obtaining of such financing shall not be a pre-condition to the Completion).

5.         COMPLETION

5.1       The sale and purchase of the Shares shall be completed at the Amsterdam offices of Freshfields Bruckhaus Deringer at Apollolaan 151, 1077AR Amsterdam, The Netherlands, or at such other venue as may be agreed in writing between the

Vendors and the Purchaser, upon the close of business on the Completion Date and the events referred to in the following provisions of this clause 5 shall take place on Completion.

5.2       All documents and items delivered at Completion pursuant to this clause 5, shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place in accordance with the provisions of clause 5.7.

5.3       By no later than 12:00 (Amsterdam time) on the Completion Date:

(a)        the Purchaser shall cause that the following cash amounts in US$ be paid by wire transfer to the Notary Account, under the reference “Project Saturn”:

(i)      an amount on account of the consideration for the Shares equal to the Initial Consideration;

(ii)     an amount equal to the Non-Compete Consideration; and

(iii)    an amount equal to the amounts payable under clause 5.6(c) (if any); and

(b)       the Vendors shall cause that a cash amount in US$ equal to the amount payable under clause 5.6(f) (if any) be paid by wire transfer to the Notary Account, under the reference “Project Saturn”.

The amounts payable under clause 5.3(a) shall be held by the Notary in the Notary Account for the benefit and to the order of the Purchaser until such time as Completion shall be deemed to have taken place in accordance with the provisions of clause 5.7.

The amounts payable under clause 5.3(b) shall be held by the Notary in the Notary Account for the benefit and to the order of the Vendors until such time as Completion shall be deemed to have taken place in accordance with the provisions of clause 5.7.

All costs of the Notary and the Notary Account shall be borne exclusively by the Vendors. The Vendors shall procure that the Notary confirms in writing prior to the Completion that he will abide by the relevant provisions of this Agreement.

5.4       Immediately following the moment upon which Completion shall be deemed to have taken place in accordance with the provisions of clause 5.7, the amount of the Initial Consideration shall be held by the Notary in the Notary Account for the benefit and to the order of the Vendors.

5.5       On the Completion Date:

(a)        each of 121, the Purchaser and Invensys International B.V. shall effect the transfer of the shares in Invensys International B.V. by means of the execution of a notarial deed of transfer in the customary form before the Notary (it being agreed that the cost of the Notary shall be borne exclusively by the Vendors);

(b)       each of the Vendors will deliver (or cause to be delivered) to the Purchaser:

(i)      duly executed transfers in respect of all of the shares of Baan UK Ltd duly completed by or on behalf of all persons required to execute such transfers in favour of the Purchaser, together with the certificates for such shares in the name of the relevant transferors;

(ii)     stock certificates relating to all the shares in Baan USA, Inc. duly and validly endorsed in favour of the Purchaser;

(iii)    a counterpart of the Transitional Services Agreement, duly executed by the parties thereto that are members of the Retained Group;

(iv)    such resignations of directors of Group Companies as shall have been requested by the Purchaser in writing at least ten Business Days before the Completion Date, provided that each such resignation shall be effective and conditional upon Completion having taken place; and

(c)        the Purchaser shall deliver (or cause to be delivered) to the relevant Vendor(s) a signed counterpart to the Transitional Services Agreements.

5.6       On the Completion Date, to the extent that the Estimated Inter-Group Payables in respect of any Group Company are greater than or equal to the Estimated Inter-Group Receivables in respect of such Group Company, then:

(a)        the Vendors shall, for itself and as duly authorised representative on behalf of the relevant members of the Retained Group, agree to set off the whole of the Estimated Inter-Group Receivables in respect of such Group Company against an equal amount of the Estimated Inter-Group Payables in respect of such Group Company;

(b)       the Purchaser shall procure that the relevant Group Company shall accept such set off in respect of such amount of the Estimated Inter-Group Payables in respect of such Group Company; and

(c)        the Purchaser shall, in respect of any remaining amount of the Estimated Inter-Group Payables after such set off in respect of such Group Company, procure the discharge and repayment by such Group Company of such remaining amount, if any, to the Vendors (for themselves, if applicable, and on behalf of each relevant member of the Retained Group) in cash in US$ in accordance with the provisions of clause 5.3.

and, to the extent that the Estimated Inter-Group Payables in respect of any Group Company are less than the Estimated Inter-Group Receivables in respect of such Group Company, then:

(d)       the Vendors shall, for itself and as duly authorised representative on behalf of the relevant members of the Retained Group, agree to set off against the whole of the amount of the Estimated Inter-Group Payables in respect of such Group

Company, an equal amount of the Estimated Inter-Group Receivables in respect of such Group Company;

(e)        the Purchaser shall procure that the relevant Group Company shall accept such set off in respect of such amount of the Estimated Inter-Group Payables in respect of such Group Company; and

(f)        the Vendor shall procure the discharge and repayment by the relevant member of the Retained Group of the remaining amount of the Estimated Inter-Group Receivables in respect of such member of the Retained Group after such set off, to be paid by the Vendors (for themselves, if applicable, and on behalf of each relevant member of the Retained Group) to the Purchaser (on behalf of and as agent for the relevant Group Company) in cash in US$ in accordance with the provisions of clause 5.3.

5.7       Upon:

(a)        receipt by the Notary of written confirmation from both the Purchaser and the Vendors that they are satisfied that the steps and delivery of all documents required to be taken and delivered at Completion pursuant to clause 5.5 have been taken (or waiver of the delivery thereof by the rightful recipient of any such document);

(b)       payment by the Purchaser of the amounts referred to in clause 5.3; and

(c)        the payment by the Vendors and the Purchaser of the amount(s) referred to in clause 5.6,

the documents and items delivered in accordance with this clause 4.7 shall cease to be held to the order of the person delivering the same, and Completion shall be deemed to have taken place.

5.8       If the respective obligations of the Vendors and the Purchaser under clauses 5.3, 5.5 and 5.6 are not complied with in all material respects or waived on the Completion Date, the Purchaser (in the case of non-compliance by the Vendors) or the Vendors (in the case of non-compliance by the Purchaser) may:

(a)        proceed to Completion (without limiting any claims it may have as a result of such non-compliance under this Agreement); or

(b)       defer Completion (so that the provisions of this clause 4.7 shall apply to Completion as so deferred), provided that Completion shall not be able to be deferred to a date that is later than the Termination Date; or

(c)        if any of the respective obligations of the Vendors and the Purchaser under clauses 5.3, 5.5 and 5.6 have not been complied with in all material respects or waived by the Termination Date, treat this Agreement as terminated for breach of a condition.

5.9       Upon Completion being deemed to have taken place in accordance with clause 5.7, the Notary shall by wire transfer pay the amount of the Initial Consideration from the Notary Account to the Invensys Bank Account. However, as from the moment that the Notary is deemed to hold the amount of the Initial Consideration on behalf of the Vendors (as provided for in clause 5.4), the Purchaser’s obligation to pay the amount of the Initial Consideration shall be considered to have been discharged.

5.10     The International Tax Covenant and US Tax Covenant shall come into full force and effect upon Completion being deemed to have occurred in accordance with clause 5.7.

6.         POST-COMPLETION UNDERTAKINGS

Inter-Group Guarantees and Intercompany Trading Amount

6.1       Following Completion, each of the Vendors undertake to the Purchaser:

(a)        to use all reasonable endeavours and to take all reasonable steps (including without limitation the making of such filings, applications, registrations and notices) to obtain the release of the Company in which it owned Shares and its Subsidiaries from any Inter-Group Guarantees still existing at the Completion Date to which such company is a party or otherwise subject as promptly as reasonably practicable following Completion and in any event no later than thirty (30) days after the Completion Date, and, pending such release, to indemnify and keep indemnified, without regard to the limitations of clause 9, the Purchaser and the relevant Group Company or other member of the Purchaser’s Group against all amounts paid by it to any third party pursuant to any such Inter-Group Guarantee in respect of any liability of any member of the Retained Group pursuant to such Inter-Group Guarantee (including all Damages suffered in connection with such liability) whether arising before or after Completion; and

(b)       to procure the repayment in the ordinary and usual course of business in accordance with past custom and practice, but in any event no later than ninety (90) days after the Completion Date, of all Intercompany Trading Amounts owed to the Group Companies as at Completion subject to any rights with respect to breach or non-performance under any of the contracts underlying the Intercompany Trading Amounts.

6.2       Following Completion, the Purchaser undertakes to each of the Vendors:

(a)        to use all reasonable endeavours and to take all reasonable steps (including without limitation the making of such filings, applications, registrations and notices) to obtain the release of each member of the Retained Group from any Inter-Group Guarantees still existing at the Completion Date to which such company is a party or otherwise subject as promptly as reasonably practicable following Completion and in any event no later than thirty (30) days after the Completion Date and, pending such release, to indemnify and keep indemnified, without regard to the limitations referred to in clause 10.3, the relevant member of the Retained Group against all amounts paid by it to any third party pursuant to any Inter-Group Guarantees in respect of any liability of any Group Company pursuant to such Inter-Group Guarantee (including all Damages suffered in connection with such liability) whether arising before or after Completion; and

(b)       to procure the repayment in the ordinary and usual course of business in accordance with past custom and practice, but in any event no later than ninety (90) days after the Completion Date, of all Intercompany Trading Amounts owed to the Retained Group as at Completion subject to any rights with respect to breach or non-performance under any of the contracts underlying the Intercompany Trading Amounts.

Hiring employees

6.3       The Vendors agree with the Purchaser that they shall not, and that they shall procure that no other member of the Retained Group shall, within a period of two (2) years after the Completion Date, (whether alone or jointly with another and whether directly or indirectly) employ, without the prior written permission of the Purchaser, any Key Employee of any of the Group Companies at the date of this Agreement, provided that such restriction shall not apply if such Key Employee’s employment with the relevant company is terminated by any of the Group Companies at any time during such two (2) year period.

6.4       The Purchaser agrees with the Vendors that it shall not, and shall procure that the members of the Purchaser’s Group shall not, within a period of two (2) years after the Completion Date, (whether alone or jointly with another and whether directly or indirectly) employ, without the prior written permission of the Vendors, any Key Employee any member of the Retained Group at the date of this Agreement, provided that such restriction shall not apply if such Key Employee’s employment with the relevant company is terminated by such company at any time during such two (2) year period.

Non-Competition

6.5       Subject to the provisions of clause 6.7, the Vendors shall not, and shall procure that no other member of the Retained Group shall, for a period of two (2) years from the Completion Date, engage in the development, design and/or manufacture of a new, stand-alone, enterprise resource planning (ERP)  system designed specifically for the discrete manufacturing industry.

6.6       Notwithstanding the provisions of clause 6.6, neither the Vendors nor any other member of the Retained Group shall be restricted from engaging in the design, manufacture, marketing and sale of products, services and solutions relating to:

(a)        stand-alone ERP systems sold into the process and hybrid manufacturing industries;

(b)       the interoperability of disparate applications across the production enterprise (including without limitation ERP components and systems, production systems, manufacturing systems, control systems, manufacturing execution systems, batch systems, tracking systems, planning systems, control systems, and accounting systems), it being understood that this technology enables the creation and delivery of solutions that use events and information from various disparate sources (users, production and enterprise applications) in order to get the right information, in the right context to the right people and systems, anywhere in the enterprise so they can make timely decisions and take proper action;

(c)        enabling the so-called “Real Time Enterprise”, which is an enterprise that exploits the immediate exchange of business process based information across geographical, technical and organizational boundaries to achieve business benefit, strives to get the right information, at the right time, in the right context, to the right system or person and enables “The Resource Revolution” in an enterprise by optimising the use of natural and human capital, resources, capital assets and time; and

(d)       vertical industry solutions, including without limitation, combinations of software, hardware, systems, solutions and services aimed at achieving desirable business goals in industry specific production environments, and which may include a wide variety of components, including without limitation, ERP components and systems, production systems, manufacturing systems, control systems, manufacturing execution systems, batch systems, tracking systems, planning systems, control systems and accounting systems.

6.7       In consideration for the Vendors agreeing to the restrictions on the future business of the Vendors and the other members of the Retained Group (as set out in clauses 6.5 and 6.6), the Purchaser agrees to pay to Invensys an amount of $1,000,000 (the Non-Compete Consideration).

Confidentiality

6.8       Subject to clause 6.10, after Completion the Vendors undertake that for a period of five (5) years beginning from the Completion Date, except so far as may be required by law or a binding order of a Governmental Entity and, in such circumstances, only after prior consultation with the Purchaser, that it shall not, and that it shall procure that no other member of the Retained Group shall at any time disclose to any other person outside the Retained Group any Confidential Information relating to the Business.

6.9       Subject to clauses 6.10 and 21, each Party shall treat and shall cause, in the case of the Purchaser, the other members of the Purchaser’s Group, and in the case of the Vendors, the other members of the Retained Group, to treat, as strictly confidential all non-public information whether in writing, oral or otherwise received or obtained as a result of entering into or performing this Agreement which relates to:

(a)        the provisions of this Agreement; or

(b)       the negotiations relating to this Agreement; or

(c)        the other Parties.

6.10     Any Party may disclose information which would otherwise be confidential if and to the extent:

(a)        such information has already come within the public domain (otherwise than by reason of a breach of clause 6.8); or

(b)       such disclosure or use is required by law or by any judicial, governmental, administrative or regulatory body or process or proceeding; or

(c)        such disclosure or use is required by the regulations or rules of any recognised investment exchange to be included in any filing or notification any member of the Purchaser’s Group or the Retained Group, as the case may be, may make from time to time; or

(d)       each party to the Agreement authorises every other party (and each employee, representative or other agent of every other party and each member of the Purchaser’s Group or the Retained Group, as the case may be, and person acting on behalf of any such party) to disclose to any and all persons, without limitation of any kind, the United States federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person related to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.  Any such disclosure may not be made, however, until the earlier of (i) the public announcement of discussions related to the transactions, (ii) the public announcement of the transactions or (iii) the execution of this Agreement.  This authorisation is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the United States federal income tax treatment or tax structure of the transactions, (ii) the identities of participants or potential participants in the transactions, (iii) the existence of status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the United States federal income tax treatment or tax structure of the transactions), or (v) any other term or detail not relevant to the United States federal income tax treatment or the tax structure of the transactions.

Record Retention & Access

6.11     Subject to any applicable statutory requirements regarding record retention, for a period of five (5) years following the Completion Date, neither party shall dispose of or destroy, and shall procure that their respective Group’s shall not dispose of nor destroy, any of the books, accounts, customer lists and all other records held by any member of its Group after Completion to the extent that such books, accounts, customer lists and records relate to the Business and relate to the period up to Completion (the Records),  or any copies of the Records without first giving the other at least ninety (90) days prior written notice of its intention to do so and giving the other the opportunity to remove and retain any of them (at that other party’s expense).

6.12     Without prejudice to clause 6.8, for a period of five (5) years following the Completion Date the Purchaser shall, and shall procure that all members of the Purchaser’s Group shall, and the Vendors shall, and shall procure that all members of the Retained Group shall, each provide the other (subject to customary confidentiality undertakings being entered into by such persons) upon reasonable request and upon providing reasonable justification that the same is required access (including the right to take copies at the cost of the party making the request) at a time acceptable to the holder, to the Records held by any member of the Purchaser’s Group or the Retained Group respectively after Completion, or to any employee, director or officer of a member of the Purchaser’s Group or the Retained Group, as the case may be, except to the extent such access is restricted by law or the terms of any agreement, as may be reasonably required in connection with any insurance claims by, legal proceedings (including relating to Tax) or employees’ claims against or governmental investigations of any member of the Purchaser’s Group or the Retained Group. The Purchaser shall reimburse as promptly as is reasonably practicable the Vendors or the relevant member of the Retained Group, and the Vendor shall reimburse as promptly as is reasonably practicable the Purchaser or the relevant member of the Purchaser’s Group, for the reasonable out-of-pocket costs and expenses incurred by the relevant party in complying with requests made by or on behalf of the Purchaser or the any of the Vendors, as the case may be, in connection with this clause 6.12.

Sale of the Business by the Purchaser

6.13     The Purchaser agrees that it shall procure that no Sale shall be announced or completed for a period of six (6) months from the date of this Agreement.  For the purposes of this clause, the term Sale means any transaction which results in the realisation by the Purchaser or any member of the Purchaser’s Group of cash (or equivalents, which for these purposes shall include any investment which is listed or quoted on any recognised investment exchange) and following which the Business is no longer controlled by the Purchaser or other member of the Purchaser’s Group. For the purposes of this clause 6.13, the Business will be controlled by the Purchaser or other member of the Purchaser’s Group if the Purchaser or other member of the Purchaser’s Group is/are:

(a)        directly or indirectly the legal and beneficial owner of more than 50 per cent.  (50%) of the Business; and

(b)       either:

(i)      is directly or indirectly the legal and beneficial owner of more than 50 per cent. (50%) of the voting shares of the legal entities through which the Business is conducted; or

(ii)     is/are able to appoint or remove a majority of the board of directors of the legal entities through which the Business is conducted.

6.14    Tax provisions

To the extent that the provision or reserve for tax liabilities included in the Closing Management Accounts (as agreed or otherwise determined in accordance with Schedule 7) exceeds the provision or reserve for tax liabilities included in the Accounts, parties agree that within three (3) Business Days of the date on which the Closing Management Accounts are so agreed or otherwise determined, Invensys (on behalf of the Vendors) shall pay an amount equal to such excess into a bank account to be jointly designated by the Purchaser and Invensys. The amount of such excess shall be held in such bank account in accordance with the provisions of an escrow agreement, the terms of which escrow agreement are to be negotiated in good faith and agreed between the parties prior to Completion.

7.         POST-COMPLETION PAYMENTS

7.1       In order to determine the Final Consideration, the Initial Consideration shall be adjusted in respect of:

(a)        the amount of the Trade Working Capital Adjustment; and

(b)       the amount of the External Net Debt Adjustment; and

(c)        the amount of the Inter-Group Payables and Receivables Adjustment,

in each case, in accordance with the relevant provisions of this clause 7.

Closing Management Accounts and the Adjustment Statement

7.2          In accordance with Schedule 7 the Purchaser shall prepare and deliver to the Vendors, within forty-five (45) days after Completion, the Closing Management Accounts and the Adjustment Statement, which shall be prepared in accordance with the Accounting Principles. The Adjustment Statement shall be prepared and agreed (or otherwise determined) in accordance with Schedule 7.

Trade Working Capital Adjustment

7.3       The Trade Working Capital Adjustment, if any, shall:

(a)        be paid by the Purchaser to the Vendors if the Trade Working Capital Adjustment is a positive amount; or

(b)       be paid by the Vendors to the Purchaser if the Trade Working Capital Adjustment is a negative amount,

within three (3) Business Days of the date on which the Adjustment Statement is agreed or otherwise determined in accordance with the provisions of Schedule 7. Such payment shall be made in accordance with clause 7.10 or clause 7.11, as the case may be. Any payment under paragraphs (a) or (b) above shall be made by way of adjustment to the Initial Consideration paid for the Shares on the following basis: the price paid for the Shares of all Companies shall be deemed to have been adjusted pro rata.

External Net Debt Adjustment

7.4       The External Net Debt Adjustment shall:

(a)        be paid by the Purchaser to the Vendors if the aggregate External Net Debt Adjustment is a positive amount; or

(b)       be paid by the Vendors to the Purchaser if the aggregate External Net Debt Adjustment is a negative amount;

within three Business Days of the date on which the Adjustment Statement is agreed or otherwise determined in accordance with the provisions of Schedule 7.  Such payment shall be made in accordance with clause 7.10 or clause 7.11, as the case may be. Any payments under paragraphs (a) and (b) above shall be made by way of adjustment to that part of the Initial Consideration paid for the Shares in each relevant Company on the following basis: such amount shall be increased to the extent that the External Net Debt Adjustment attributable to that Company and/or its Subsidiaries is positive and reduced to the extent it is negative.

Inter-Group Payables and Receivables Adjustment

7.5       Within three (3) Business Days of the date on which the Adjustment Statement is agreed or determined in accordance with the provisions of Schedule 7 the Vendors, if and to the extent that:

(a)        the aggregate of the Inter-Group Receivables in respect of all of the Group Companies is greater than the aggregate of the Estimated Inter-Group Receivables in respect of all of the Group Companies; and/or

(b)       the aggregate of the Inter-Group Payables in respect of all of the Group Companies is less than the aggregate of the Estimated Inter-Group Payables in respect of all of the Group Companies,

shall (for themselves and on behalf of the relevant member of the Retained Group) pay or, as the case may be, repay (or procure that the relevant member of the Retained Group pays or, as the case may be, repays) an amount equal to the aggregate of such differences to the Purchaser (on behalf of the relevant Group Companies) by way of discharge of the excess of the aggregate of the Inter-Group Receivables over the aggregate of the Estimated Inter-Group Receivables or refund of the overpayment equal to the amount by which the aggregate of the Estimated Inter-Group Payables exceeds the aggregate of the Inter-Group Payables, in all cases in respect of all of the Group Companies, in accordance with the provisions of clause 7.11.

7.6       Payment by the Vendor of the amounts referred to in clause 7.5, shall be made against payment by the Purchaser to the Vendors by way of adjustment to the consideration in respect of the relevant Shares, in accordance with the provisions of clause 7.10 of an amount equal thereto.

7.7       Within three (3) Business Days of the date on which the Adjustment Statement is agreed or determined in accordance with the provisions of Schedule 7, the Purchaser, if and to the extent that:

(a)        the aggregate of the Inter-Group Receivables in respect of all of the Group Companies is less than the aggregate of the Estimated Inter-Group Receivables in respect of all of the Group Companies; and/or

(b)       the aggregate of the Inter-Group Payables in respect of all of the Group Companies is greater than the aggregate of the Estimated Inter-Group Payables in respect of all of the Group Companies, shall (for itself and on behalf of the relevant Group Company) pay or, as the case may be, repay (or procure that the relevant Group Company pays or, as the case may be, repays) an amount equal to the aggregate of such differences to the Vendors (for themselves and as agents for and on behalf of the relevant members of the Retail Group) by way of refund of the overpayment equal to the amount by which the aggregate of the Inter-Group Receivables is less than the Estimated Inter-Group Receivables or by way of discharge of the excess of the aggregate of the Inter-Group Payables over the aggregate of the Estimated Inter-Group Payables, in all cases in respect of all of the Group Companies, in accordance with the provisions of clause 7.10.

7.8       Payment by the Purchaser of the amounts referred to in clause 7.7, shall be made against payment by the Vendors to the Purchaser by way of adjustment to the consideration in respect of the relevant Shares, in accordance with the provisions of clause 7.11, of an amount equal thereto.

7.9       Any payment due from the Vendors to the Purchaser under clauses 7.5 and 7.7 in respect of a particular Group Company shall be set-off against any payments due from the Purchaser to the Vendors in respect of the same Group Company under such clauses.

General

7.10     Unless otherwise provided for in this Agreement, any payment pursuant to this Agreement to be made or to be procured to be made by the Purchaser shall be made (or the Purchaser shall procure that it is made) to the Invensys Bank Account (and Invensys agrees to pay to the relevant member of the Retained Group such part of such payment to which the relevant member of the Retained Group is entitled hereunder) in immediately available funds by electronic transfer in US$ on the due date for payment, or such other account as Invensys or the Vendors shall nominate in writing, and receipt of such sums in the relevant bank account shall be an effective discharge of the Purchaser’s obligation to pay or procure payment of such sums to Invensys or the Vendors, as the case may be, and the Purchaser shall not be concerned to see the application or be answerable for loss or misapplication of such amount.

7.11     Unless otherwise provided for in this Agreement, any payment pursuant to this Agreement to be made or to be procured to be made by the Vendors or by Invensys (on behalf of itself or the Vendors) shall be made (or the Vendors or Invensys shall procure that it is made) to the Purchaser’s Bank Account (and the Purchaser agrees to pay to each Group Company such part of such payment to which such Group Company is entitled hereunder) in immediately available funds by electronic transfer in US$ on the due date for payment, or such other account as the Purchaser shall nominate in writing, and receipt of such sums in the relevant bank account shall be an effective discharge of the Vendors’ or Invensys’s obligation to pay or procure payment of such sums to the Purchaser or any Group Company, as the case may be, and the Vendors or Invensys shall not be concerned to see the application or be answerable for loss or misapplication of such amount.

7.12     Without prejudice to clause 7.13 below, any payment under this clause 7 shall be paid together with an amount equal to interest on such payment at the Interest Rate for the period from but excluding the Completion Date to and including the date of payment calculated on a day to day basis.

7.13     If any sum due for payment under or in accordance with this clause 7 is not paid on the due date (the Due Date), the party in default shall pay Default Interest on that sum (the Due Sum)  from but excluding the Due Date to and including the date of actual payment calculated on a day to day basis.

8.         WARRANTIES

8.1       Each of the Vendors, severally and not jointly, represents and warrants with respect to itself and such Company and its Subsidiaries (and the business, assets, employees, liabilities, properties and other matters relating to that Company and its Subsidiaries) in which such Vendor owns Shares, to the Purchaser that as of the date of this Agreement and the Completion Date the statements contained in Schedule 4 (the Vendor Warranties)  is true, accurate and not misleading.

8.2       The Purchaser confirms to the Vendors that, to the Purchaser’s knowledge, as at the date of this Agreement it is not aware of any breach of a Vendor Warranty.

8.3       The Purchaser hereby acknowledges that when entering into this Agreement it did not rely on any other warranty or statement other than those contained in Schedule 4 or elsewhere in this Agreement. To the extent specific arrangements to the contrary have been provided herein, the Parties hereby agree that they are not relying on and shall not have the right to invoke any rights or warranties that are in any way contained in or implied by Dutch law, including but not limited to Articles 7:17 and 7:20-23 of the DCC.

9.         BREACH OF VENDOR WARRANTIES AND LIMITATIONS ON CLAIMS

9.1       In the event of (i) breach of any of the Vendor Warranties, (ii) non-fulfilment by any of the Vendors of any other obligation under this Agreement or the Transaction Documents or (iii) breach by, or liability of, any Vendor under the International Tax Covenant or the US Tax Covenant (any of the foregoing hereinafter referred to as a Vendor Breach), the relevant Vendor or Vendors shall, subject to the provisions of this clause 9, indemnify and hold harmless, severally and not jointly, the Purchaser for any Damages incurred by the Purchaser as a result of any such Vendor Breach. For this purpose, Damages suffered at the level of a Group Company shall, subject to the provisions of this clause 9, be deemed to be the amount of Damages incurred by the Purchaser as a result of any Vendor Breach.

9.2       Subject to the provisions of clauses 3.5 and 9.3, a claim for indemnification of the Purchaser as provided for in clause 9.1, shall be the sole and exclusive remedy of the Purchaser with respect to any Vendor Breach, notwithstanding any other remedy available under Netherlands law or any other applicable law. In particular, the Purchaser waives its rights, if any, to annul, rescind or dissolve (including: “ontbinding” en “vernietiging”)  this Agreement, the Transaction Documents or any agreements or deeds entered into pursuant to this Agreement.

9.3       Notwithstanding the provisions of clause 9.2, the Parties agree that with respect to the Vendors’ obligations to deliver, subject to and in accordance with the terms of this Agreement, the Shares to the Purchaser on the Completion Date and the Vendors’ respective obligations pursuant to clauses 3.3, 3.4, 4, 5, 6, 7, 11, 20, 25 and 26, the Purchaser shall be entitled, in lieu of or in addition to a claim for Damages, to the remedy of specific performance for any threatened or actual breach of such obligations.

9.4       No Vendor shall be liable for any Relevant Claim unless it shall have received from the Purchaser written notice containing reasonable details (to the extent then known) of the Relevant Claim (including without limitation an indication as to whether any insurance cover or third party recourse would be available with respect to such Relevant Claim and the Purchaser’s estimate of the amount thereof (on a without prejudice basis)):

(a)        in the case of a Relevant Claim other than a claim for breach of any of the Title Warranties, the Tax Warranties, the Intellectual Property Warranties or the Employee Benefit Warranties, on or before 17:30 (Amsterdam time) on the date that is the eighteen (18) month anniversary of the Completion Date;

(b)       in the case of a Relevant Claim for a breach of the Intellectual Property Warranties or the Employee Benefit Warranties, on or before the date that is the two (2) year anniversary of the Completion Date;

(c)        in the case of a Relevant Claim for a breach of the Intellectual Property Title Warranty, on or before the date that is the three (3) year anniversary of the Completion Date; and

(d)       in the case of a Relevant Claim for breach of a Title Warranty, on or before 17:30 (Amsterdam time) on the date that is the six (6) year anniversary of the Completion Date.

9.5       No Vendor shall be liable for any claim with respect to a breach of the Tax Warranties: (a) in relation to Baan Usa Inc. and/or its Subsidiaries, unless it shall have received from the Purchaser written notice in accordance with the relevant provisions of the US Tax Covenant; (b) in relation to Baan UK Ltd and/or its Subsidiaries, unless it shall have received from the Purchaser written notice in accordance with the relevant provisions of the International Tax Covenant; and (c) in relation to Invensys International B.V. and/or its Subsidiaries, unless it shall have received from the

Purchaser written notice in accordance with the relevant provisions of the International Tax Covenant.

9.6       Any Relevant Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within six (6) calendar months of notification to the relevant Vendor pursuant to clause 9.4, provided that to the extent a Relevant Claim arises by reason of a liability which at the time that the Relevant Claim is notified to the Vendors is contingent only, such Relevant Claim shall not be deemed to be withdrawn unless such proceedings have not been so commenced within six (6) calendar months of the date on which such liability ceases to be contingent.

9.7       If the Purchaser becomes aware of any third party claim, matter or event (a third party claim)  which might reasonably be expected to lead to a Relevant Claim being made, the Purchaser shall procure that notice thereof is given as soon as reasonably practicable to the Vendors.  As regards any such third party claim, the Purchaser shall not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without prior consultation with and the prior agreement of the Vendors (such consent not to be unreasonably withheld or delayed) and shall take (or, as appropriate, co-operate to procure that the relevant member of the Purchaser’s Group shall take) such action as the Vendors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the relevant third party claim or any adjudication in respect thereof, but subject to the Purchaser being fully indemnified and secured to its reasonable satisfaction by the Vendors against all reasonable out-of-pocket costs and expenses incurred by the Purchaser or any members of the Purchaser’s Group consequently arising.  The action which the Vendors may reasonably request under this clause 9.7  shall include (without limitation):

(a)        the Purchaser allowing, or, as appropriate, co-operating to procure that the relevant member of the Purchaser’s Group allows, the relevant Vendor to take on or take over (on the costs and expenses basis referred to in the preceding sentence) the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question; or, (at the relevant Vendor’s discretion).

(b)       the Purchaser assigning or procuring the assignment to the relevant Vendor (or as the relevant Vendor may direct) of any rights of action which the Purchaser or any member of the Purchaser’s Group may have against any third party in respect of the third party claim in question.

If the relevant Vendor takes on or takes over the conduct of proceedings and/or negotiations:

(i)      the Purchaser shall, on the basis that the relevant Vendor shall fully indemnify the Purchaser and the relevant member of the Purchaser’s Group against all reasonable out-of-pocket costs and expenses consequently arising (excluding for the sake of clarity any internal management time costs), provide (or, as appropriate, co-operate to procure that such member of the Purchaser’s Group provides) such information and assistance as the relevant Vendor may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations;

(ii)     the Vendors shall, subject to any legal privilege or customary confidentiality considerations, update the Purchaser with reasonable frequency with regard to the conduct of proceedings and/or negotiations;

(iii)    where, in relation to a Relevant Claim to which this clause applies, a Vendor is able to secure a potential settlement for the relevant Group Company with a relevant third party at an amount which is less than the amount of the loss in such Group Company in respect of which the Relevant Claim is made it shall notify the Purchaser which shall then either (i) agree to that settlement (in which event, effective upon payment in full by or on behalf of the Vendors to the Purchaser of the relevant settlement amount and the settlement becoming effective, the Vendors shall be released from all liability in respect of any Relevant Claim, potential Relevant Claim to which the third party claim relates) or (ii) elect to take over negotiations with the relevant third party in which case the Purchaser shall release (and provide written confirmation of such release to) the Vendors from all liability in respect of any Relevant Claim or potential Relevant Claim to which the third party claim relates in excess of the amount of such potential settlement as stated in such notice. If the Purchaser has not notified the Vendors of its decision within twenty (20) Business Days of being notified of the proposed settlement, it shall be deemed to have elected to agree to the proposed settlement.

Except with the prior consent of the Purchaser (such consent not to be unreasonably withheld) the relevant Vendor shall not where it has assumed control of negotiations or proceedings in respect of third party claims under the provisions of this clause 9.7, settle or compromise any such claim on a basis which results in a net increase in any member of the Purchaser’s Groups’ tax or other liabilities elsewhere unless the relevant Vendor fully indemnifies such entity in respect of such net increase. Upon the relevant Vendor agreeing any settlement with a third party in relation to any third party claim as referred to above, the relevant Vendor shall (to the extent that it is liable under the provisions of this Agreement in respect of the payment of any part of the settlement amount) promptly put the Purchaser in funds in respect of that part at the same time as the Purchaser or, as the case may be, the member of the Purchaser’s Group is required to make due payment of the settlement amount to the third party.

9.8       Notwithstanding any other provision of clause 9.7, the Purchaser shall not be required to take, permit or omit, or procure the taking, permitting or omission of, any step or action in relation to any third party claim nor shall the Purchaser be prevented from making any admission of liability, agreement or compromise with any person, body or authority if and for so long as the taking, permitting or omission of steps or admission would be likely to have a material and adverse effect on any trading relationship or the goodwill of any Group Company or the Business as a whole, provided that:

(a)        in such event the Purchaser shall keep the Vendors reasonably informed with regard to the conduct or negotiations with respect to the third party claim in question;

(b)       the Purchaser shall not, and shall procure that the members of the Purchaser’s Group shall not, announce or otherwise disclose the terms of any settlement or compromise with respect to any such third party claim in a manner reasonably expected to damage the reputation of any member of the Retained Group; and

(c)        the amount of Damages payable by the Vendors with respect to the Vendor Breach to which such third party claim relates, shall not exceed the amount of Damages that would have been payable by such Vendors if the Purchaser had not exercised its rights under the previous provisions of this clause 9.8.

9.9       For the avoidance of doubt, the provisions of clause 9.7 shall not in any way restrict or limit the general obligation at law of the Purchaser and each of the members of the Purchaser’s Group to mitigate any loss or damage which it may suffer in consequence of any breach by the Vendors of the terms of this Agreement or any matter giving rise to a claim against the Vendors.

9.10     No Vendor shall have any liability in respect of any Vendor Breach unless the liability of the Vendors in respect of such claim for a Vendor Breach exceeds US$50,000, in which case the Vendor shall be liable (subject always to the other provisions of this clause 9) for the full amount of such claim and not only the excess.  For the avoidance of doubt, amounts for which the Vendors have no liability, or by which the Vendors’ liability is reduced, as a consequence of the operation of this clause 9.10 shall not be capable of constituting a claim for a Vendor Breach or increasing the amount thereof for the purpose of this clause 9.10.

9.11     Other than with respect to any Damages resulting from or relating to any breach by the Vendors of the Title Warranties, the Tax Warranties, the Tax Covenants and the provisions of clauses 6.5 and 6.6, no liability shall attach to the Vendors in respect of any Vendor Breach unless the aggregate amount of the liability of the Vendors to the Purchaser in respect of all claims for Vendor Breaches shall exceed US$1 million in which case the Vendors shall only be liable (subject always to the other provisions of this clause 9) for the excess above such amount.

9.12     The total aggregate liability of the Vendors in respect of all Vendor Breaches shall not exceed an amount equal to fifteen per cent. (15%) of the Debt/Cash Free Price, other than with respect to Vendor Breaches relating to the Title Warranties, Intellectual Property Title Warranty, the Tax Warranties, the Tax Covenants and the provisions of clauses 6.5 and 6.6, in respect of which the total aggregate liability of the Vendors in respect of such Vendor Breaches (together with all other Vendor Breaches) shall not exceed the amount of the Debt and Cash Free Price.

9.13     No Vendors shall be liable for any Vendor Breach in respect of any matter to the extent that:

(a)        the information underlying the Vendor Breach is or was fairly disclosed to the Purchaser and/or its representatives or advisors in (i) this Agreement; (ii) the Disclosure Letter; (iii) the Data Room prepared by the Vendors containing information concerning the Shares and the Business, which Data Room the Purchaser was allowed to access for the purposes of a due diligence review; (iv) the written answers provided to the questions submitted by the Purchaser during such due diligence process; (v) the written documents provided to the Purchaser and/or its advisors during management presentations and the interviews with the Group Companies and their advisors, the information referred to in (iii), (iv) and (v) above being the information listed in the index contained in Schedule 20, provided that for the purposes hereof the information underlying the Vendor Breach concerned shall only be considered to have been fairly disclosed if and to the extent that such information was reasonably evident from the contents of the document disclosed and shall, for the sake of clarity, not be considered to have been fairly disclosed if contained in a document referenced in a document that was disclosed to the Purchaser or its advisors, but not actually itself disclosed to the Purchaser or its advisors; or

(b)       specific provision or reserve has been made for such matter in the Accounts.

9.14     In the calculation of any Damages in respect of a Vendor Breach, the amount of such Damages shall be reduced by:

(a)        the net amount of Tax saving to the Purchaser or the relevant Group Company in connection with the circumstances that gave rise to the Vendor Breach;

(b)       the net amount recovered under any insurance policy held by the Purchaser or any member of the Purchaser’s Group (including the Group Companies); and

(c)        the amount of any net amount which the Purchaser or any member of the Purchaser’s Group (including the Group Companies) actually recovers from a third party under a claim in connection with said circumstances.

9.15     If any Tax Authority brings into charge, or imposes any Tax on, or requires a withholding or deduction from a payment made, to be made, procured to have been made or to be procured to be made by the Vendors pursuant to a Vendor Breach, then the Vendors shall pay such additional amount as soon as reasonably possible so as to ensure that the total amount paid, less the Tax charged, or imposed on, or withheld or deducted from, such amount, is equal to the amount that would otherwise be received by the Purchaser as Damages pursuant to such Vendor Breach. The obligations of the Vendors under this clause 9.15 shall not apply in circumstances where the obligation to withhold or deduct Tax has arisen due to the fact that the Purchaser has nominated a Nominated Purchaser resident in a country other than the United States of America, the Netherlands or the United Kingdom.

9.16     If a Vendor pays to the Purchaser an amount in discharge of a Relevant Claim and the Purchaser or any member of the Purchaser’s Group subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any taxation authority) a sum which is referable to that Relevant Claim, the

Purchaser shall (or, as appropriate, shall procure that such member of the Purchaser’s Group shall) forthwith repay to such Vendor:

(a)        an amount equal to the sum recovered from the third party less any reasonable out-of-pocket costs and expenses incurred by the Purchaser or the member of the Purchaser’s Group in recovering the same; or

(b)       if the figure resulting under paragraph (a) is greater than the amount paid by the Vendor to the Purchaser or the member of the Purchaser’s Group in respect of the such Relevant Claim, such lesser amount as shall have been so paid by the Vendor;

so as to leave the Purchaser (taking into account the amounts received from the third party and from the Vendor and those payable to the Vendor under this clause) in no better or worse position than it would have been in (subject always to the other provisions of this clause 9) had the Relevant Claim not arisen in the first place.

9.17     If any Relevant Claim shall arise by reason of some liability which at the time that the Relevant Claim is notified to the Vendors is contingent only, the Vendors shall not be under any obligation to make any payment to the Purchaser thereunder until such time as such contingent liability ceases to be so contingent.

9.18     Upon any Relevant Claim being made, the Purchaser shall, and shall co-operate to procure that each member of the Purchaser’s Group shall, make available to accountants and others appointed by the relevant Vendor such relevant records and information as the Vendor reasonably requests in connection with such Relevant Claim and the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, use best endeavours to procure that the auditors (both past and then current) of the Purchaser’s Group make available to the relevant Vendor and to accountants and others appointed by the Vendor their audit working papers in respect of audit of any member of the Purchaser’s Group accounts for any relevant accounting period in connection with the Relevant Claim.

9.19     The Vendors shall not be liable in respect of any Relevant Claim to the extent that such Relevant Claim is attributable to, or such Relevant Claim otherwise having arisen, is increased as a result of, any legislation not in force at the date hereof, any change of law or administrative practice which takes effect retroactively.

9.20     The Purchaser hereby agrees for itself and on behalf of each member of the Purchaser’s Group with the Vendors that in respect of any claim for a Vendor Breach where the Vendors may be liable to the Purchaser under the Vendor Warranties and which may also give rise to a liability under the International Tax Covenant or the US Tax Covenant, the Vendors shall not be obliged to meet any such liability more than once and any recovery by the Purchaser in respect of any such Vendor Breach under the Vendor Warranties shall be deemed to be a recovery by all the relevant parties under the International Tax Covenant and the US Tax Covenant (as appropriate) and any recovery by any party under either the International Tax Covenant or the US Tax Covenant shall be deemed to be a recovery by the Purchaser under this Agreement for breach of the Vendor Warranties (as the case may be) and a recovery by the Purchaser or any member of the Purchaser’s Group shall be deemed to be a recovery by each of them.

9.21     The Purchaser shall, and shall cause each Group Company to, take all reasonable steps (including refraining from taking certain actions that would cause Damages to be incurred or increased) to mitigate any and all Damages incurred by any of the Purchaser or any of the Group Companies for which the Vendors (or any of them) could reasonably be expected to be obligated to indemnify such parties under the provisions of this clause 9.

9.22     The total aggregate liability of the Purchaser in respect of any breaches of its obligations hereunder, other than with respect to breaches relating to the Tax Covenants, shall not exceed an amount equal to $60,000,000.

10.       PURCHASER WARRANTIES

10.1     The Purchaser represents and warrants to the Vendors that as of the date of this Agreement and the Completion Date, the statements contained in the Purchaser Warranties are true, accurate and not misleading.

10.2     The Vendors hereby acknowledge that when entering into this Agreement they did not rely on any warranty or statement other than the Purchaser Warranties.

10.3     In the event of a breach of the Purchaser Warranties, the limitations on claim referred to in clause 9 shall, to the extent relevant, apply mutatis mutandis to any claim by the Vendors with respect to such breach.

11.       RETAINED AND TRANSFERRED LAWSUITS

11.1    Retained Lawsuits

(a)        For the purposes of this clause 11.1, the term Retained Lawsuits shall refer to the following lawsuits:

(i)      the lawsuit filed against Baan Company N.V. pursuant to which three former shareholders of CAPS Logistics Inc. allege that they were fraudulently misled in the sale of their shares to Baan as part of Baan’s acquisition of CAPS Logistics Inc., and are seeking to rescind the transaction and to secure damages;

(ii)     the lawsuit filed against Baan Company N.V. in December 2000 in the Netherlands on behalf of approximately 350 Baan shareholders claiming damages and alleging that Baan “falsely and deceptively recognized tens of millions of dollars of revenues based upon the shipment of merchandise to affiliates on an undisclosed consignment basis.”;

(iii)    the lawsuit involving a claim from the Lloyd’s Underwriters filed in July 2001 in California Superior Court against Invensys, regarding its application for a directors’ and officers’ policy covering the period

November 1997 to November 1998 and the counterclaim filed by Invensys in relation thereto;

(iv)    the Class action filed in October 1998 in the U.S. Federal District Court, Washington, DC, alleging that Baan “falsely and deceptively recognized tens of millions of dollars of revenues based upon the shipment of merchandise to affiliates on an undisclosed consignment basis.” (the defendant is Baan Company N.V.);

(v)     the complaint for damages and injunctive relief filed in Georgia Superior Court against Donald Ratliff and William Nulty, both former shareholders and employees of CAPS Logistics Inc., and their current company Velant Corporation for theft of CAPS Logistics Inc’s trade secrets, tortious interference with employment and business relations, breach of duty of loyalty and confidential relationship, and breach of employment agreement; and

(vi)    the arbitration proceedings filed in January 2000 against Vanenburg Business Associates (a Dutch company formerly known as Baan Business Associates) by Danzas Management Ltd and in respect of which Baan Company N.V. has granted Vanenburg Business Associates an indemnity for all expenses and liabilities arising out of the performance problems in relation to the agreement concluded in June 1998 between Danzas and Vanenburg Business Associates for consulting services, including development of LSP functionality, the retention of which lawsuit shall cause the litigation provision in the balance sheet of the relevant Group Company to be reduced by the amount allocated to this lawsuit, and the term Retained Lawsuit shall refer to any one of them.

(b)       With respect to the Retained Lawsuits, the Vendors agree that they shall indemnify and hold harmless the Purchaser on a dollar-for-dollar basis, without regard to the limitations of clause 9, for and against all amounts paid by the Group Companies after Completion for any and all Damages suffered in connection with such Retained Lawsuit and any side litigation specifically related thereto.

(c)        Subject to clause 11.1(d) hereof, the Vendors shall pay any amounts due under clause 1l.l(b) hereof within 30 days of the receipt by the Vendors of (i) a signed and executed copy of a deed of settlement in respect of such Retained Lawsuit or (ii) a copy of an enforceable judgement by the relevant court in respect of such Retained Lawsuit; provided, that to the extent such judgment is reversed or overturned on appeal, and no further appeal to any court will be possible under the applicable laws, the indemnified party will return any amounts advanced by the Vendors in respect thereof.

(d)       The Purchaser agrees (on behalf of itself and each relevant Group Company) that the full benefit of any amount recovered (whether by payment, discount, credit, relief or otherwise) from a third party (including any taxation authority)

which is referable to a Retained Lawsuit, shall accrue for the benefit of the Vendors or any other relevant member of the Retained Group.

(e)        With respect to the Retained Lawsuits:

(i)      the Purchaser shall not make and shall procure that no member of the Purchaser’s Group makes any admission of liability, agreement or compromise with any person, body or authority or exercises, agrees to mitigate or waives any right in relation thereto;

(ii)     the parties agree that the relevant Vendor or other relevant member of the Retained Group shall have full control over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Retained Lawsuits (including without limitation with respect to agreeing to any settlement or compromise thereof) and accordingly the Vendors and the Purchaser shall take (or, as appropriate, co-operate to procure that the relevant member of the Retained Group or Purchaser’s Group, as the case may be, shall take) all such action as may be necessary:

(A)          to allow, or, as appropriate, co-operate to procure that the relevant member of the Purchaser’s Group allows, the relevant Vendor or member of the Retained Group to take on or take over (on the costs and expenses basis referred to in clause 11.1(b)) the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Retained Lawsuits; and

(B)           to assign or procure the assignment to the relevant Vendor or member of the Retained Group of any rights of action which the Purchaser or any member of the Purchaser’s Group may have against any third party in respect of the Retained Lawsuits;

(iii)    the Purchaser shall, on the basis that the relevant Vendor or member of the Retained Group shall fully indemnify the Purchaser and the relevant member of the Purchaser’s Group against all reasonable out-of-pocket costs and expenses consequently arising, provide (or, as appropriate, co-operate to procure that such member of the Purchaser’s Group provides) such information and assistance as the relevant Vendor may reasonably require (including without limitation access to any employee, director or officer of a member of the Purchaser’s Group) in connection with the preparation for and conduct of such proceedings.

11.2    Transferred Lawsuits

(a)        For the purposes of this clause 11.2, the term Transferred Lawsuits shall refer to:

(i)      the claim instituted by Faber Enterprises against, among others, Baan U.S.A., Inc., Baan Development B.V., Baan Company N.V. under which the plaintiff alleges, among others, breach of warranties, intentional misrepresentation and unfair competition in the failed implementation of Baan 5.b ERP and APS software; and

(ii)     the arbitration proceedings instituted by KCI Konecranes International plc against Bean Company N.V. in which the plaintiff alleges, among others, breach of warranties and fraud and misrepresentation in connection with contracts for the supply and implementation of Baan 5 ERP software and the side litigation with respect to attachments effected by KCI Konecranes International plc as referred to in the Stibbe memorandum dated 21 May 2003 (included as document 15.73 of the index contained in Schedule 20 hereto); and

(iii)    the suit by Baan Company N.V. against KCI Konecranes International plc in US Federal Court in San Jose, California, to seek damages against KCI Konecranes International plc for breach of the Source Code Agreement with Baan Development B.V.

(b)       Subject to clause  11.2(c), with respect to the Transferred Lawsuits, the Purchaser agrees that it shall indemnify and hold harmless the Vendors on a dollar-for-dollar basis, without regard to the limitations of clause 9, for and against all amounts paid by the Retained Group after Completion for any and all Damages suffered in connection with such Transferred Lawsuit and any side litigation specifically related thereto.

(c)        Notwithstanding the provisions of clause 11.2(b), Parties agree that if the Group Companies or any one of them, due to having taken transfer of the Transferred Lawsuit referred to in 11.2(a)(ii), is or becomes liable to pay an amount of Damages with respect to such Transferred Lawsuit and any side litigation specifically related thereto in excess of $7,000,000 (such amount hereinafter referred to as the KCI Reserve),  then the Vendors shall indemnify and hold harmless the Purchaser, without regard to the limitations of clause 9, for fifty per cent. (50%) of the amount of Damages for which the relevant Group Company is liable in excess of the KCI Reserve, provided that:

(i)      the obligation of the Vendors to indemnify the Purchaser under this clause 11.2(c) shall not apply with respect to any Damages that the Purchaser’s Group is or becomes liable to pay with respect to such Transferred Lawsuit and any side litigation specifically related thereto in excess of $13,500,000 (i.e. maximum exposure for the Vendors will be equal to $3,250,000); and

(ii)     the amount of the KCI Reserve shall be deemed to have been increased by any amounts recovered by the Purchaser’s Group under the Transferred Lawsuit referred to in clause 11.2(a)(iii) and any side litigation specifically related thereto. If any such recovery takes place after any amount has been paid to a member of the Purchaser’s Group pursuant to the indemnity contained in the first paragraph of this clause 11.2(c), then the Purchaser will reimburse the Vendors on the basis that such recovered amount will be added to the KCI Reserve and the amounts payable by the Vendors will be retroactively recalculated and reduced on that same basis.

For the avoidance of doubt, any recoveries in relation to the Transferred Lawsuit referred to in clause 11.2(a)(iii) shall be for the sole benefit of the Purchaser’s Group.  Similarly if the actual Damages in relation to the Transferred Lawsuit referred to in clause  11.2(a)(ii) would be less than $7,000,000, the difference between the KCI Reserve and the amount of such actual damages will also be for the sole benefit of the Purchaser’s Group.

(d)       Subject to clause 11.2(e) hereof, the Purchaser shall pay any amounts due under clause 11.2(b) hereof and the Vendors will pay amounts due under clause 11.2(c) hereof into a bank account to be designated by the Vendors or the Purchaser, as the case may be, within 30 days of the receipt by the Purchaser or the Vendors, as the case may be, of (i) a signed and executed copy of a deed of settlement in respect of such Transferred Lawsuits or (ii) a copy of an enforceable judgement by the relevant court in respect of such Transferred Lawsuits, provided, that to the extent such judgment is reversed or overturned on appeal and no further appeal to any court will be possible under the applicable laws, the indemnified party will return any amounts advanced by the indemnifying party in respect thereof.

(e)        Subject to clause 11.2(c)(ii), each Vendor agrees (on behalf of itself and each relevant member of the Retained Group) that the full benefit of any amount recovered (whether by payment, discount, credit, relief or otherwise) from a third party (including any taxation authority) that is referable to a Transferred Lawsuits, shall accrue for the benefit of the Purchaser or any relevant Group Company.

(f)        With respect to the Transferred Lawsuits:

(i)      the Vendors shall not make and shall procure that no member of the Retained Group makes any admission of liability, agreement or compromise with any person, body or authority or exercises, agrees to mitigate or waives any right in relation thereto;

(ii)     the parties agree that the Purchaser or other relevant member of the Purchaser’s Group shall have full control over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Transferred Lawsuits (including without limitation with respect to agreeing to any settlement or compromise thereof) and accordingly the Vendors and the Purchaser shall take (or, as appropriate, co-operate to procure that the relevant member of the Retained Group or Purchaser’s Group, as the case may be, shall take) all such action as may be necessary:

(A)          to allow, or, as appropriate, co-operate to procure that the relevant member of the Retained Group allows, the Purchaser or member of the Purchaser’s Group to take on or take over (on the costs and expenses basis referred to in clause 11.2(b)) the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Transferred Lawsuits; and

(B)           to assign or procure the assignment to the Purchaser or member of the Purchaser’s Group of any rights of action which the Vendors (or any of them) or any member of the Retained Group may have against any third party in respect of the Transferred Lawsuits;

(iii)    the Vendors shall, on the basis that the Purchaser or member of the Purchaser’s Group shall fully indemnify the Vendors and the relevant member of the Retained Group against all reasonable out-of-pocket costs and expenses consequently arising, provide (or, as appropriate, co-operate to procure that such member of the Retained Group provides) such information and assistance as the Purchaser may reasonably require (including without limitation access to any employee, director or officer of an member of the Retained Group) in connection with the preparation for and conduct of such proceedings.

11.3    Other lawsuits

For the avoidance of doubt, Parties agree that:

(a)        the Vendors shall indemnify and hold harmless the Purchaser and each of the Group Companies on a dollar-for-dollar basis, without regard to the limitations of clause 9, for and against all amounts paid by the Group Companies after Completion with respect to any lawsuit ongoing as at the date hereof or arising after Completion, other than the Transferred Lawsuit, to which Baan Company N.V. is a party and that relates to events or occurrences that took place prior to or following Completion (including all Damages suffered in connection with such lawsuits);

(b)       the Purchaser shall indemnify and hold harmless the Vendors and each of the members of the Retained Group on a dollar-for-dollar basis, without regard to the limitations of clause 9, for and against all amounts paid by the Vendors or any member of the Retained Group after Completion with respect to any lawsuit ongoing as at the date hereof or arising after Completion, other than the Retained Lawsuits, to which any Group Company is a party and that relates to events or occurrences that took place prior to or following Completion  (including all Damages suffered in connection with such lawsuits).

(c)        With respect to the lawsuits referred to in clause 11.3(a) and (b):

(i)      but subject to clause 11.3(d) hereof, the indemnifying party shall pay any amounts due under clauses 11.3(a) and (b), respectively, within 30 days of the receipt by the indemnifying party of (i) a signed and executed copy of a deed of settlement in respect of such lawsuit or (ii)

a copy of an enforceable judgement by the relevant court in respect of such lawsuit, provided, that to the extent such judgment is reversed or overturned on appeal, and no further appeal to any court will be possible under the applicable laws, the indemnified party will return any amounts advanced by the indemnifying party in respect thereof;

(ii)     the indemnified party agrees (on behalf of itself and each relevant Group Company or member of the Retained Group, as the case may be) that the full benefit of any amount recovered (whether by payment, discount, credit, relief or otherwise) from a third party (including any taxation authority) which is referable to the lawsuit concerned, shall accrue for the benefit of the indemnifying party or any other relevant member of the Retained Group or Group Company, as the case may be;

(iii)    the indemnified party shall not make and shall procure that no member of its group (being the Retained Group or the Purchaser’s Group, as the case may be) makes any admission of liability, agreement or compromise with any person, body or authority or exercises, agrees to mitigate or waives any right in relation thereto;

(iv)    the parties agree that the indemnifying party or other relevant member of its group shall have full control over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the such lawsuits (including without limitation with respect to agreeing to any settlement or compromise thereof); and

(v)     the indemnified party shall, on the basis that the indemnifying party or member of its group shall fully indemnify the indemnified party and the relevant member of its group against all reasonable out-of-pocket costs and expenses consequently arising, provide (or, as appropriate, co-operate to procure that such member of the indemnified party’s group provides) such information and assistance as the relevant indemnifying party may reasonably require (including without limitation access to any employee, director or officer of a member of the indemnified party’s Group) in connection with the preparation for and conduct of such proceedings.

11.4    Barneveld Project

(a)        With respect to the letter of intent concluded between V.d. Top Projectrealisatie B.V. and Baan International B.V. on 16 July 2002 (the LOI),  Parties agree that to the extent that any Damages are suffered with respect to the LOI (including without limitation the termination thereof) by any member of the Purchaser’s Group or the Retained Group, the first $500,000 of such Damages shall be borne by the Purchaser’s Group. The Purchaser shall indemnify and hold harmless the Vendors and the members of the Retained Group, without regard to the limitations referred to in clause 10.3, for any amount of Damages suffered with respect to the LOI where such Damages relates to such initial $500,000 portion.

(b)       Any Damages suffered in excess of such amount of $500,000 shall be borne in equal portions by the Purchaser or relevant member of the Purchaser’s Group, on the one hand, and the Vendors or relevant member of the Retained Group, on the other. The Vendors and the Purchaser shall indemnify and hold each other harmless, without regard to the limitations of clause 9 or those referred to in clause 10.3, as the case may be, so as to give effect to such 50/50 allocation of the excess portion of the Damages.

12.       EMPLOYEES

12.1     For a period of at least six (6) months immediately following the Completion Date, the Purchaser agrees to provide, and shall cause the relevant members of the Purchaser’s Group to provide, each US Employee that the Purchaser elects to retain during such period with:

(a)        while so employed, a base salary or wage rate with respect to such Employee being employed by the relevant Group Company that is not less than his or her base salary or wage rate in effect immediately prior to the Completion Date; and

(b)       while so employed, cash incentive opportunities (including, but not limited to, gainsharing, sales incentives and merit bonuses), employee benefits plans, programs and arrangements (other than stock-based or similar equity incentive plan) that are substantially similar in the aggregate to the cash incentive opportunities, employee benefits plans, programs and arrangements in effect immediately prior to the Completion Date.

12.2     To the extent that the Purchaser or a member of the Purchaser’s Group terminates a US Employee during the six (6) months immediately following the Completion Date, the Purchaser agrees to provide, and shall cause the relevant member of the Purchaser’s Group to provide, severance arrangements substantially similar in the aggregate to the severance arrangements in effect immediately prior to the Completion Date.

12.3     The Purchaser agrees to take such corporate action as may be necessary to cause the Group Companies to honour, in all material respects the obligations of the Group Companies under the provisions of any employment, retention, severance (whether pursuant to individual contract, company policy or mandated by law), indemnification, collective bargaining agreements and “social plans” between and among any of the Group Companies and any Employee.

12.4     The Purchaser agrees that, and shall cause the relevant members of the Purchaser’s Group to agree that, with respect to all employee benefit plans, programs and arrangements of the Purchaser’s Group covering or otherwise benefiting any of the Employees on or after the Completion Date, service with the Vendors’ Group prior to the Completion Date shall be counted for purposes of eligibility to participate, vesting and, solely for purposes of vacation and severance, level of benefits (but, in the case of a defined benefit pension plan maintained under the laws of the US, not for purposes of benefit accrual) to the same extent such service was counted under the corresponding employee benefit plans, programs, or arrangements of the Vendors’

Group prior to the Completion Date and, in the case of Non-US Employees, further to the extent and in the manner provided for under applicable law, except to the extent that such credit would result in duplication of benefits for such period of service.

12.5     To the extent that the Group Companies currently provide welfare benefits of the type described in Section 3(1) of ER1SA the Purchaser agrees to cause the relevant members of the Purchaser’s Group to continue to provide such benefits in accordance with clause 12 hereof as of the Completion Date so as to ensure uninterrupted coverage of all US Employees.  Such plans shall grant credit for amounts paid by the US Employees during the applicable plan year preceding the Completion Date (including applicable deductibles and annual out-of-pocket limits) and shall waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision.

12.6         On and after the Completion Date, except as provided in clauses 9 and 13 hereof, the US Companies shall retain liability for:

(a)        all US Plans (other than the Retained US Plans);

(b)       all employment, consulting, termination and severance agreements covering US Employees, including former US Employees; and

(c)        and the Retained Group shall have no further liability with respect to the plans, arrangements and agreements referred to in subsections (a) and (b) of this clause 12.5.

12.7     On and after the Completion Date, except as provided in clause 13 hereof, the Retained Group shall retain all liability with respect to Employees under the US Plans which are Retained US Plans, including responsibility for:

(a)        welfare benefits or claims (whether submitted before or after the Completion Date) which will, by reason of events which took place prior to the Completion Date, become payable under any group life insurance policy, accidental death and dismemberment policy, group health program (including medical and dental benefits) or any flexible spending account plan maintained by any member of the Retained Group with respect to Employees;

(b)       long-term disability benefits payable under the Retained US Plans to US Employees who became disabled within the meaning of the applicable long-term disability insurance policy prior to the Completion Date; and

(c)        workmen’s compensation-related benefits which are payable under the Retained US Plans to Employees whose workmen’s compensation-related injury occurred before the Completion Date.

(d)       In the case of health benefits, the event referred to in clause 12.6(a) is the provision of the service for which the reimbursement or payment is sought by the Employee.  Effective as of the Completion Date, except as provided in clause 13 hereof, the appropriate member of the Retained Group shall terminate, or cause to be terminated, with respect to Employees, all Retained US Plans, subject to the terms of such plans.

13.       PENSION SCHEMES

13.1    UK Pensions

The provisions of Schedule 12 shall apply in respect of the UK pensions.

13.2    US Pension Schemes

Effective as of the Completion Date, the Purchaser shall cover, or cause the relevant member of Purchaser’s Group to cover, the US Employees under one or more defined contribution plans and trusts intended to qualify under Section 401(a) and Section 501 (a) of the Code (referred to as the Purchaser DC Plan).  At II’s election, II shall either:

(a)        transfer the account balances (including loans to US Employees) of US Employees under Invensys 401(k) Plan (referred to as the Vendor DC Plan)  to the Purchaser DC Plan;

(b)       permit US Employees to make a “direct rollover” of such account balances to the Purchaser DC Plan. In connection with any such direct rollover elected by any such US Employee, the Purchaser shall allow any such US Employee’s outstanding loan and related promissory note under the Vendor DC Plan to be directly rolled over into the Purchaser DC Plan; or

(c)        II and Purchaser shall reasonably cooperate in good faith to effect such transfers or distributions as soon as reasonably practicable after the Completion Date.

13.3    Liability in respect of Pension Schemes

To the extent the Purchaser or a member of Purchaser’s Group has or incurs liabilities in excess of $20 million in the aggregate in respect of any pension scheme in which a Group Company participated and such liability is the result of either:

(a)        contributions payable prior to the Completion Date by any Group Company with respect to any such pension scheme not having been fully paid; or

(b)       there existing as at the Completion Date an underfunding of such pension scheme,

then the Vendors shall indemnify and hold the Purchaser and the relevant Group Company harmless, without regard to the limitations of clause 9, against the amount of such excess liability above $20 million.

14.       PROPERTIES

14.1     Parts A through D of Schedule 9 set out certain relevant information regarding the following Properties of the Group Companies:

(a)                       Part A: Properties of which a Group Company is lessee and sole occupant;

(b)                      Part B: Properties of which a Group Company is lessee, but where the occupation thereof by a Group Company is surplus to the requirements of the Business;

(c)                       Part C: Properties that a Group Company sublets in whole or in part from a member of the Retained Group; and

(d)                      Part D: Properties that a Group Company sublets in whole or in part to a member of the Retained Group.

14.2                With respect to each of the Properties referred to in Parts C and D of Schedule 9, Parties agree that a sub-lease agreement (in the agreed form attached hereto as Part E to Schedule 9, subject only to such variations as shall be required in order to comply with the law of the jurisdiction in which the Property is situated) shall be concluded prior to or as soon as reasonably possible following the Completion Date between the relevant member of the Retained Group and the relevant Group Company. The Vendors and the Purchaser agree that they shall use all reasonable endeavours (in the case of the Purchaser, only if any such sub-lease agreement has not been concluded by the Completion Date) to procure that the relevant member of the Retained Group and the relevant Group Company conclude such sub-lease agreement as soon as reasonably possible following the date hereof.

15.       SEPARATION ISSUES

15.1    Insurance

(a)        Upon Completion, all insurance coverage provided in relation to the Business pursuant to policies maintained by the Retained Group (whether such policies are maintained with third party insurers or with the Retained Group) shall cease and no further coverage shall be available to any Group Company or any other member of the Purchaser’s Group under any such policies that are “claims made” basis policies but (subject to the terms of any relevant policy) without prejudice to any accrued claims which are pending at Completion, provided that the Group Companies shall retain the benefit of “occurrence” based policies of insurance in relation to events occurring prior to Completion but in respect of which no claim has yet arisen at the time of Completion.

(b)       The Purchaser and the Vendors agree that any claims made under the insurance policies referred to in clause 15.1(a) in respect of the Business shall be administered and collected by the Vendors (or by a claims handler appointed by the Vendors) on behalf of the Purchaser.  The Purchaser shall cooperate fully with the Vendors to enable the Vendors to comply with the requirements of the relevant insurer, and the Purchaser shall provide such information and assistance as Vendors may reasonably request in connection with any such claim. Any monies received by the Vendors as a result of such claims shall be paid over to the Purchaser, net of all reasonable costs and expenses of recovery (including, without limitation, all reasonable handling and collection charges by any claims handler appointed by Vendors).

(c)        In respect of all claims under the insurance policies referred to in clause 15.1(a) notified to insurers at the date of this Agreement and all claims subsequently brought under such insurance policies and relating to the Business, the Purchaser acknowledges that it shall be responsible for the deductible on each relevant insurance policy and will not be entitled to seek reimbursement of such deductible from the Vendors. The Purchaser shall reimburse Vendors within twenty (20) Business Days after receipt of the invoice for any deductible paid by the Vendors (including evidence of such payment) after the Completion Date with respect to claims made under the insurance policies referred to in clause 15.1(a) to the extent such deductible has been paid by the Vendors or any other member of the Retained Group or, if the Purchaser is invoiced directly by the insurance company for such deductible amount, it shall pay or cause such invoice to be paid within twenty (20) Business Days.

15.2    IBM Global Master Services Agreement

(a)        With respect to the Global Master Services Agreement entered into between Invensys and International Business Machines Corporation (IBM)  with an effective date of 1 March 2002 (the GMSA), Invensys shall use all reasonable endeavours to procure that, with respect to the Baseline Services, IBM, Invensys and the relevant Group Company will, before the Completion Date, enter into a tri-partite agreement (the terms of which shall require the prior consent of the Purchaser, such consent not to be unreasonably withheld or delayed) that will, in general terms, provide for following:

(i)      that IBM shall provide to the Business the Baseline Services for a period of six (6) months after the Completion Date;

(ii)     that either the relevant Group Company or IBM shall be entitled to terminate upon three (3) months written notice the provision to the Business of such Baseline Services prior to the expiry of the six (6) month period referred to in (i) above;

(iii)    that the Baseline Services shall be provided to the Business at a deemed annual fee of USD 5 million (excluding VAT), which amount shall be paid on a pro rata basis according to the length of the period during which the Baseline Services are actually provided to the Business following the Completion Date;

(iv)    that fees payable by the relevant Group Company for the provision of the Baseline Services, shall be invoiced by Invensys to the relevant Group Company monthly in arrears and shall be paid by such Group Company to Invensys in full within forty-five (45) days of receipt of such invoice, it being understood that Invensys shall pay such monies to IBM as part of its overall payment of fees owing to IBM for services rendered under the GMSA;

(v)     that immediately following the expiry of the six (6) month period referred to in (i) above or the early termination in accordance with (ii)

above, the employees who are currently employed by IBM or one of its affiliates for the purposes of providing the Baseline Services to the Business, shall be transferred to the employ of one of the Group Companies, with such Group Company to re-employ such employees in accordance with applicable law and to bear all employment related costs and expenses in respect of such employees that arise after the date of such transfer; and

(vi)    that as soon as reasonably practicable following the expiry of the six (6) month period referred to in (i) above or the early termination in accordance with (ii) above:

(A)          one of the Group Companies shall acquire and take transfer of all hardware equipment specifically purchased by IBM for the purposes of it being able to provide the Baseline Services to the Business under the GMSA, with the consideration payable by the relevant Group Company for such hardware equipment being equal to the book value thereof as stated in the financial records of IBM or its relevant affiliate following normal depreciation rules; and

(B)           IBM shall assign to a Group Company the third party maintenance contracts previously assigned by that Group Company to IBM or its relevant affiliate in connection with the GMSA, following which such Group Company shall indemnify IBM or its relevant affiliate and hold such party harmless for any costs and expenses arising after the date of such assignment in connection with such third party maintenance contracts.

(b)       In the event that no separate agreement, containing substantially the terms referred to in clause 15.2(a), is concluded with IBM and the relevant Group Company before the Completion Date, Invensys shall procure that the provision by IBM to the Business of the Baseline Services is continued for a period of one hundred (100) days following the Completion Date at a fee (excluding VAT) equal to an annual equivalent of USD 5 million (payment by the Business for the Baseline Services during such period to take place on the same basis as that referred to in clause 15.2(a)(iv)).

(c)        Furthermore, in the circumstances referred to in clause 15.2(b), Invensys shall use all reasonable endeavours to, in consultation with the Purchaser, assist the relevant Group Company in reaching agreement with IBM either:

(i)      for the continuation of the provision by IBM to the Business of the Baseline Services following the expiry of the one hundred (100) day period referred to in clause 15.2(b); or

(ii)     that upon the termination of the provision of the Baseline Services to the Business following the expiration of the one hundred (100) day period referred to clause 15.2(b):

(A)          the employees who are currently employed by IBM or one of its affiliates for the purposes of providing the Baseline Services to the Business, immediately be transferred to the employ of one of the Group Companies, with such Group Company to re-employ such employees in accordance with applicable law and to bear all employment related costs and expenses in respect of such employees that arise after the date of such transfer;

(B)           one of the Group Companies shall as soon as reasonably practicable acquire and take transfer of all hardware equipment specifically purchased by IBM for the purposes of it being able to provide the Baseline Services to the Business under the GMSA, with the consideration payable by the relevant Group Company for such hardware equipment being equal to the book value thereof as stated in the financial records of IBM or its relevant affiliate following normal depreciation rules; and

(C)           IBM shall as soon as reasonably practicable assign to a Group Company the third party maintenance contracts previously assigned by that Group Company to IBM or its relevant affiliate in connection with the GMSA, following which such Group Company shall indemnify IBM or its relevant affiliate and hold such party harmless for any costs and expenses arising after the date of such assignment in connection with such third party maintenance contracts, provided that if IBM agrees to the matters referred to in paragraphs (A) through (C) above, the Purchaser shall procure that the relevant Group Company indeed (i) re-employs the relevant employees (as referred to in paragraph (A) above), (ii) acquires and takes transfer of the hardware equipment (as referred to in paragraph (B) above) and (iii) takes assignment of the third party maintenance contracts (as referred to in paragraph (C) above).

(d)       With respect to the fees charged by IBM for services rendered to Group Companies and members of the Retained Group under the GMSA, parties agree that in each of the cases referred to in clauses 15.2(a), (b) and (c), the following shall apply:

(i)      the Group Companies or any of them shall, as from the Completion Date, cease to act as collection agent in any jurisdiction with respect to fees to be paid by any member of the Retained Group under the GMSA;

(ii)     any outstanding fees payable to a Group Company (acting in its capacity of collection agent) by a member of the Retained Group for services rendered to such member under the GMSA during the period prior to the Completion Date, will immediately following Completion become payable to Invensys, with the relevant member of the Retained

Group being released from making any payment of such fees to the relevant Group Company;

(iii)            any and all fees payable by any Group Company for the Baseline Services rendered to it during the period prior to the Completion Date, shall be considered to have been fully paid and Invensys shall indemnify and hold harmless the Purchaser and the Group Companies, without regard to the limitations of clause 9, for any amount of such fees owing by a Group Company as at, and payable with respect to the period prior to, the Completion Date; and

(iv)           Invensys shall indemnify and hold harmless the Purchaser and the Group Companies, without regard to the limitations of clause 9, for any amount of fees owing by any member of the Retained Group as at, and payable with respect to the period prior to, the Completion Date.

15.3    Intellectual Property Rights

(a)        The Purchaser agrees that it shall procure that each Group Company shall:

(i)      as soon as reasonably practicable after Completion and in any event within one hundred and twenty (120) days after the Completion Date, cease in any manner whatsoever to use or display any trade or service marks, trade or service names or logos used or held by any member of the Retained Group or any confusingly similar mark, name or logo, including the Retained Name;

(ii)     immediately after Completion, cease to hold itself out as having any affiliation with any Vendor or Invensys or any other member of the Retained Group;

(iii)    promptly after Completion, but in no event later than one hundred and twenty (120) days following the Completion Date, in the case of any Group Company whose name includes the Retained Name, change its corporate name to a name that does not include the Retained Name and make any necessary legal filings with the appropriate Governmental Entities to effect such change;

(iv)    as promptly as reasonably practicable after Completion, but in no event later than one hundred and twenty (120) days following the Completion Date, remove the Retained Name from all materials owned by any Group Company, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials, save that the Group Company may during such one hundred and twenty (120) day period continue to use any such material containing the Retained Name to the extent that it is not reasonably practicable to remove such Retained Name.

(b)       The Vendors and Invensys agree that they shall procure that each member of the Retained Group shall undertake the same steps as those set out in clause 15.3(a) in respect of the trade or service marks, trade or service names or logos of Group Companies and the “Baan” name.

15.4    India separation

(a)        Parties acknowledge and agree that the development of software for the IMAPS Business (the assets, services and personnel as at the date hereof comprising such IMAPS Business being described Part A of Schedule 13) (the IMAPS Business)  of Invensys is currently conducted and for a certain period following Completion may continue to be conducted by one of the Group Companies, namely Baan Info Systems India Ltd.

(b)       Parties further acknowledge and agree that Invensys is currently in the process of incorporating a newly incorporated company organised under the laws of India (Newco), which company will as soon as reasonably practicable after the date of this Agreement acquire and take transfer from Baan Info Systems India Ltd of the IMAPS Business.  For the sake of clarity, Parties agree that the completion of such sale and transfer to Newco of the IMAPS Business shall not serve as a condition to Completion.

(c)        With respect to the period between the Completion Date and the date of completion of the sale and transfer of the IMAPS Business, Parties agree that the terms of the Software Development and Support Agreement attached hereto as Part B to Schedule 13 shall continue to apply.

(d)       With respect to such sale and transfer of the IMAPS Business, Parties agree that:

(i)      the Purchaser shall procure that Baan Info Systems India Ltd sells and transfers to Newco, and Invensys shall procure that Newco purchases and accepts transfer of, the IMAPS Business, which shall involve the following steps:

(A)          the employees referred to in Part A of Schedule 13 shall resign from their employment with Baan Info Systems India Ltd and shall immediately thereafter be employed by Newco on terms no less favourable to such employees than those applicable immediately prior to such resignation;

(B)           Baan Info Systems India Ltd shall to the extent legally permissible assign or sublet to Newco its rights to use the hardware and software referred to in Part A of Schedule 13;

(C)           with respect to the premises currently occupied by the IMAPS Business (which premises are currently leased to Baan Info Systems India Ltd), Baan Info Systems India Ltd shall use reasonable efforts to surrender back to the relevant landlord that part of the premises currently occupied by the IMAPS

Business and take all reasonable steps to assist Newco in concluding a lease for such premises directly with the current landlord thereof;

(ii)     the IMAPS Business shall be sold to Newco for a consideration equal to the book value of such IMAPS Business as reflected in the financial records of the Business (applying depreciation rules that are consistent with past practice); and

(iii)    the amount of the consideration to be paid by Newco in consideration for the acquisition of the IMAPS Business shall be paid to Baan Info Systems India Ltd in cash upon the completion of the transfer of such business to Newco and shall thereafter be added, net of Costs, to the Final Consideration and be paid by the Purchaser to the Vendors within five (5) Business Days of the payment to Baan Info Systems India Ltd having been effected by Newco.

(e)        Following completion of the sale and transfer of the IMAPS Business to Newco, the Purchaser agrees that it shall procure that Baan Info Systems India Ltd shall continue to allow Newco to make use of the satellite link located at the premises of Baan Info Systems India Ltd for a further period of twelve (12) months, provided that Newco shall be entitled to terminate such arrangement on three (3) months’ written notice to Baan Info Systems India Ltd. The Vendors agree to procure that Newco shall pay to Baan Info Systems India Ltd a pro rata portion (based on usage) of the latter’s total costs incurred in respect of such satellite link.

(f)        Invensys shall be held responsible for and shall indemnify the Purchaser and Baan Info Systems India Ltd, without regard to the limitations of clause 9, against all fees, costs and tax obligations associated with the sale and transfer of the IMAPS Business to Newco as contemplated in this clause 15.4, such to include, without limitation, all stamp or other documentary or transaction duties and any other transfer taxes.

15.5    General

(a)        With respect to any agreements or arrangements concluded by Invensys or any other member of the Retained Group under the terms of which services, licences or other rights of any nature whatsoever is granted to both (certain of the) members of the Retained Group and (certain of) the Group Companies (other than those agreements or arrangements already specifically provided for in this Agreement), Parties agree that subject to the terms of the relevant agreement or arrangement, they shall use all reasonable endeavours to cause, to the extent possible (also taking into account the terms of the relevant agreement or arrangement), an uninterrupted continuation of such services following Completion to both the relevant members of the Retained Group and the Group Companies, provided that no member of the Retained Group shall bear any liability of any nature whatsoever with respect to the provision of services by the relevant service provider to any of the Group Companies under such agreement or arrangement after the Completion Date.

(b)       The Parties hereto shall use all reasonable endeavours to obtain the consent, approval or agreement of the relevant third party or to ensure that the relevant procedure, application or other requirement is complied with (as the case may be) in order to give effect to the provisions of clause 15.5(a).

16.       INVENSYS GUARANTEE

16.1     Invensys hereby irrevocably and unconditionally:

(a)        guarantees to the Purchaser as principal obligor the due and punctual performance and observance by the Vendors of all of their obligations under this Agreement (including, without limitation, any liabilities arising from a Vendor Breach in accordance with clause 9); and

(b)       undertakes to indemnify the Purchaser against all Damages incurred by the Purchaser and the Group Companies arising from any failure by the Vendors to perform and/or observe any of their obligations under this Agreement (including, without limitation, any liabilities arising from a Vendor Breach in accordance with clause 9), provided that if such failure is capable of remedy, the relevant Vendors shall first have been given a period of thirty (30) days to remedy such failure,

(together the Guarantee), it being understood that the liability of Invensys under the Guarantee shall at no time exceed, and shall be subject to the same limitations as those applicable to, the liability of the Vendors whose obligations Invensys has hereby guaranteed.

16.2     The Guarantee is to be a continuing security which shall remain in full force and effect until all of the obligations of the Vendors under this Agreement shall have been fulfilled or shall have expired in accordance with the terms of this Agreement (whichever is the sooner) and the Guarantee is to be in addition and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Purchaser may now or hereafter hold in respect of all or any of the obligations of the Vendors under this Agreement.

16.3     In giving the Guarantee, Invensys warrants that the following shall be true, accurate and not misleading as at the date hereof and as at the Completion Date:

(a)        Invensys is a company duly incorporated and organised and validly existing under the laws of England and Wales;

(b)       Invensys has the power and authority required to give this Guarantee and to perform fully its obligations under it in accordance with its terms;

(c)        the Invensys audited financial accounts for the year ended 31 March 2002 give a true and fair view of (i) the state of affairs of Invensys as at 31 March 2002 and (ii) the profit and loss for the year then ended, and such financial accounts have been properly prepared in accordance with generally accepted accounting principles in the United Kingdom;

(d)                      the giving of this Guarantee will not result in a violation or breach of (i) any provision of the memorandum and articles of association of Invensys (ii) of any applicable laws or regulations or of any order, decree or judgment of any court, Governmental Entity or regulatory authority applicable to Invensys or (iii) financing agreement binding upon Invensys; and

(e)                       this Guarantee constitutes a valid and legally binding obligation of Invensys enforceable in accordance with its terms.

17.                    PURCHASER GUARANTEE

17.1     GAP and Cerberus severally and not jointly hereby irrevocably and unconditionally:

(a)        guarantee to the Vendors as principal obligors the due and punctual performance and observance by the Purchaser (and if applicable a Nominated Purchaser or a permitted assignee under clause 20.2) of all of its obligations under this Agreement (including, without limitation, the obligation to pay any Damages, the Initial Consideration and the Non-Compete Consideration); and

(b)       undertake to indemnify the Vendors against all Damages incurred by the Vendors and the members of the Retained Group arising from any failure by the Purchaser (and if applicable a Nominated Purchaser or a permitted assignee under clause 20.2) to perform and/or observe any of its obligations under this Agreement (including, without limitation, the obligation to pay any Damages, the Initial Consideration and the Non-Compete Consideration), provided that if such failure is capable of remedy, the Purchaser (and if applicable a Nominated Purchaser or a permitted assignee under clause 20.2) shall first have been given a period of thirty (30) days to remedy such failure,

(together the Purchaser Guarantee), it being understood that the aggregate liability arising under the Purchaser Guarantee shall be borne for 75% by Cerberus and for the remaining 25% by GAP. Furthermore, it is agreed that the liability of Cerberus and GAP under the Purchaser Guarantee shall at no time exceed, and shall be subject to the same limitations as those applicable to, the liability of the Purchaser (and if applicable a Nominated Purchaser or a permitted assignee under clause 20.2) whose obligations Cerberus and GAP have hereby guaranteed.

17.2     The Purchaser Guarantee is to be a continuing security which shall remain in full force and effect until all of the obligations of the Purchaser (and if applicable a Nominated Purchaser or a permitted assignee under clause 20.2) under this Agreement shall have been fulfilled or shall have expired in accordance with the terms of this Agreement (whichever is the sooner) and the Purchaser Guarantee is to be in addition and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Vendors may now or hereafter hold in respect of all or any of the obligations of the Purchaser (and if applicable a Nominated Purchaser or a permitted assignee under clause 20.2) under this Agreement.

17.3     In giving the Purchaser Guarantee, GAP warrants that the following shall be true, accurate and not misleading as at the date hereof and as at the Completion Date:

(a)        GAP is a limited partnership duly organised and validly existing under the laws of Bermuda;

(b)       GAP has the power and authority required to give this Purchaser Guarantee and to perform fully its obligations under it in accordance with its terms;

(c)        the giving of this Purchaser Guarantee will not result in a violation or breach of (i) any provision of the memorandum and articles of association of GAP (ii) of any applicable laws or regulations or of any order, decree or judgment of any court, Governmental Entity or regulatory authority applicable to GAP or (iii) financing agreement binding upon GAP; and

(d)       this Purchaser Guarantee constitutes a valid and legally binding obligation of GAP enforceable in accordance with its terms.

17.4     In giving the Purchaser Guarantee, Cerberus warrants that the following shall be true, accurate and not misleading as at the date hereof and as at the Completion Date:

(a)        Cerberus is a company duly organised and validly existing under the laws of State of Delaware, the United States of America;

(b)       Cerberus has the power and authority required to give this Purchaser Guarantee and to perform fully its obligations under it in accordance with its terms;

(c)        the giving of this Purchaser Guarantee will not result in a violation or breach of (i) any provision of the memorandum and articles of association of Cerberus (ii) of any applicable laws or regulations or of any order, decree or judgment of any court, Governmental Entity or regulatory authority applicable to Cerberus or (iii) financing agreement binding upon Cerberus; and

(d)       this Purchaser Guarantee constitutes a valid and legally binding obligation of Purchaser enforceable in accordance with its terms.

17.5     Parties acknowledge and agree that GAP and Cerberus have only been included as party to this Agreement for the purposes of providing to the Vendors the Purchaser Guarantee.

18.       ACTIONS ON BEHALF OF OTHER PARTIES

18.1     Each of the Vendors agrees that with respect to any undertaking in this Agreement given by that Vendor, for itself and on behalf of any of the other Vendors and/or member of the Retained Group, it shall ensure that such other Vendors and/or member of the Retained Group, as the case may be, complies with such undertaking and that to the extent that the relevant Vendors and/or member of the Retained Group, as the case may be, does not comply with such undertaking, such shall be deemed a breach of the relevant undertaking by that Vendor.

18.2     The Purchaser agrees that with respect to any undertaking in this Agreement given by the Purchaser, for itself and on behalf of any of the Group Companies and/or member of the Purchaser’s Group, it shall ensure that such Group Company and/or member of the Purchaser’s Group, as the case may be, complies with such undertaking and that to the extent that the relevant Group Company and/or member of the Purchaser’s Group, as the case may be, does not comply with such undertaking, such shall be deemed a breach of the relevant undertaking by that Purchaser.

19.       VARIATION

19.1     No variation of this Agreement (or of any of the Transaction Documents) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

19.2     Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement or of any Transaction Document, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement or of any Transaction Document which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement and any Transaction Document shall remain in full force and effect, except and only to the extent that they are so varied.

20.       ASSIGNMENT

20.1     It is acknowledged and agreed by the Vendors that the Purchaser may at any time prior to Completion, assign and transfer all of its rights and obligations under this Agreement to any Nominated Purchaser. Accordingly, the Vendors agree that the benefit and obligations of this Agreement may be assigned and transferred in whole or in part by the Purchaser without the consent of Vendors to a Nominated Purchaser. Upon execution and delivery by such Nominated Purchaser and Invensys (acting on behalf of each of the Vendors) of a deed of adherence (pursuant to which the Nominated Purchaser gives to the Vendors the Purchaser Warranties in respect of itself as at the date thereof and agrees to observe and be bound by all of the provisions of the Agreement as if the Nominated Purchaser were a party to the Agreement) such Nominated Purchaser shall have the benefit of the provisions of this Agreement and shall be bound by the obligations of this Agreement as if it were a party to this Agreement.

20.2     Furthermore, it is acknowledged and agreed by the Vendors that, subject to the following provisions of this clause 20, the Purchaser may at any time following Completion assign and transfer all or any of its rights and obligations under this Agreement to any other member or members of the Purchaser’s Group (which for this purpose shall in any event include, without limitation, SSA Global Technologies, Inc. or any entity that is directly or indirectly controlled by SSA Global Technologies, Inc.).  Accordingly, the Vendors agree that the benefit and obligations of this Agreement may be assigned and transferred in whole or in part by the Purchaser without the consent of Vendors to any member of the Purchaser’s Group as if it were the Purchaser under this Agreement, provided that where any such entity subsequently ceases to be a member of the Purchaser’s Group the Purchaser shall procure that before it so ceases it shall assign and transfer that benefit and the obligations to the Purchaser or to another continuing member of the Purchaser’s Group.

20.3     Immediately after any assignment in accordance with this clause 20 the Purchaser will give written notice of the assignment to the Vendors containing details of the assignment including the identity of the assignor and assignee.

20.4     Save as provided in clauses 20.1 to 20.2, no party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement, declare, create or dispose of any right or interest in it without the prior written consent of the other parties or party.

20.5         The parties acknowledge and agree that if the Purchaser assigns the benefit of this Agreement in whole or in part to any other person the liabilities of the Vendors under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

20.6     Any purported assignment in contravention of this clause 20 shall be void.

21.       ANNOUNCEMENTS

21.1     Except as required by law or by any recognised investment exchange to whose rules the party making the announcement or disclosure is subject, no announcement or circular or disclosure in connection with the existence or the subject matter of this Agreement or any of the Transaction Documents shall be made or issued by or on behalf of the Vendors and the Vendors agree that they shall procure that no such announcement or circular or disclosure shall be made or issued by or on behalf of any other member of the Retained Group, without the prior written approval of the Purchaser, and no announcement or circular or disclosure in connection with the existence or the subject matter of this Agreement or any of the Transaction Documents shall be made or issued by or on behalf of the Purchaser, and the Purchaser agrees that it shall procure that no such announcement or circular or disclosure shall be made or issued by or on behalf of any other member of the Purchaser’s Group, without the prior written approval of the Vendors.

21.2     Notwithstanding the provisions of clause 21.1, the Purchaser agrees that the Vendors or any other member of the Retained Group shall be permitted, in addition to its legal obligation as a publicly listed company to announce the existence of the transaction contemplated hereby, to also explain or set out, without disclosing specific details (other than the purchase price) of the Agreement, its commercial rationale and motivation for entering into this Agreement for the divestment of the Business.

21.3     The Vendors and the members of the Retained Group shall be permitted to disclose the existence and subject matter of the Transaction Documents to any third party participating in a bona fide due diligence exercise relating to a transaction with a member of the Retained Group to which such Transaction Documents are relevant, provided such third party has given a confidentiality undertaking on customary terms that would apply to such Transaction Documents.

21.4     Where any announcement or disclosure is made in reliance on the exception in clauses 21.1 and 21.2, the party making the announcement or disclosure will use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of any such announcement or disclosure.

22.       COSTS

22.1     Subject to clause 22.2, each of the parties shall pay its own Costs incurred in connection with the negotiation, preparation and completion of this Agreement and the Transaction Documents and shall procure the payment by the members of their respective Group Companies of such Costs incurred by them, provided that no such costs shall be borne by any of the Group Companies.

22.2     The Purchaser shall bear all stamp or other documentary or transaction duties and any other transfer taxes relating to the transfer of the Shares (including the charges levied by any Competition Authority in connection with a submission, filing or notification to such Competition Authority) and any notarial fees (other than the fees of the Notary, which shall be borne by the Vendors) relating to the transfer of the Shares.

23.       SEVERABILITY

If any provision of this Agreement or of any of the Transaction Documents is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement or the relevant Transaction Document, but without invalidating any of the remaining provisions of this Agreement or that Transaction Document. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

24.       COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together shall constitute one and the same instrument.

25.       WAIVERS/PURCHASER’S RIGHTS AND REMEDIES

No failure or delay by any party hereto in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

26.       FURTHER ASSURANCE

The Vendors and the Purchaser agree to perform (or procure the performance of) all such further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other party may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transactions contemplated by the Transaction Documents.

27.       NOTICES

27.1         Any notice or other communication to be given by any party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it.  It shall be served by sending it by fax to the number set out in clause 27.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 27.2 and in each case marked for the attention of the relevant party set out in clause 27.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 27).  Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)        in the case of delivery by hand, when delivered;

(b)       in the case of fax, at the time of transmission;

(c)        in the case of prepaid recorded delivery, special delivery or registered post, at noon on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 18:00 on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

27.2         The addresses and fax numbers of the parties for the purpose of clause 27.1 are as follows:

Vendors:

c/o Invensys plc
Carlisle Place
London, SWIP IBX
United Kingdom
Fax: + 44 207 821 3806

For the attention of the Company Secretary

With a copy to:

Freshfields Bruckhaus Deringer
Apollolaan 151
1077 AR Amsterdam
The Netherlands
Fax: +31 20 485 7001

For the attention of Jan Willem van der Staay

Purchaser:

GAC Baan Acquisition LLC

C/o Cerberus Capital Management L.P.

450 Park Avenue

New York, New York 10022, USA

Fax: +l 212 891 1540

For the attention of Mark A. Neporent

And also to:

c/o General Atlantic Service Corporation

3 Pickwick Plaza

Greenwich, Connecticut 06830, USA

Fax: +1 203 618 9207

For the attention of William E. Ford and Matthew Nimetz

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022, USA

Fax : +1 212 593 5955

For the attention of Robert B. Loper, Esq.

And also to:

Nauta Dutith

PO Box 7113

1007 JC Amsterdam

The Netherlands

Prinses Irenestraat 59

1077 WV Amsterdam

The Netherlands

Fax: +31 20 541 4952

For the attention of Jaap Jan Trommel

27.3     A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 27, provided that, such notice shall only be effective on:

(a)        the date specified in the notice as the date on which the change is to take place; or

(b)       if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

27.4     In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was, according to a written facsimile transmission report, completed, as the case may be.

27.5     All notices under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English.  In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

28.       ENTIRE AGREEMENT

28.1     For the purpose of this clause, Pre-contractual Statement means a draft agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to this Agreement, made or given by a Party to this Agreement or any other person at any time prior to the date of this Agreement, other than the Confidentiality Agreement.

28.2     This Agreement and any other documents referred to in this Agreement constitute the whole and only agreement between the Parties relating to the sale and purchase of the Shares.

28.3     Except to the extent repeated in this Agreement, this Agreement supersedes and extinguishes any Pre-contractual Statement.

28.4     Each Party acknowledges that in entering into this Agreement, and any other documents referred to in this Agreement, it is not relying upon any Pre-contractual Statement which is not set out in this Agreement.

28.5     No Party shall have any right of action against any other Party to this Agreement arising out of or in connection with any Pre-contractual Statement (except in the case of fraud), except to the extent repeated in this Agreement.

29.       GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

29.1     This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

29.2     All disputes between the Parties hereto arising under or in connection with this Agreement or further agreements resulting from this Agreement, including all disputed claims for breach by any party of any representation, warranty, undertaking or covenant under this Agreement (a Dispute),  shall be resolved in accordance with the further provisions of this clause 29.2:

(a)        in the event of any Dispute, the Parties shall firstly endeavour to resolve the Dispute on an amicable basis through direct negotiation;

(b)       if one of the parties serves formal written notice on the others that a Dispute has arisen and the parties are unable to resolve the Dispute through direct negotiation in accordance with clause 28.2(a) within a period of twenty (20) Business Days from the service of such notice, then the process under clause 28.2(a) shall be deemed to have failed and the Dispute shall be referred to the respective chief executive officers of Invensys and ultimate holding company of the Purchaser, who shall consult and attempt to resolve the Dispute within the next following ten (10) Business Days;

(c)        if no resolution of the Dispute is reached within the ten (10) Business Days period referred to in clause 28.2(b), the consultation process between the chief executive officers shall be deemed to have failed and any party may initiate arbitration proceedings under clause 28.2(f);

(d)       a Dispute shall only be deemed to have been resolved under clauses 28.2(a) or 28.2(b), if the resolution of such matter has been reduced to writing in the form of a settlement agreement concluded between the parties to that Dispute;

(e)        no recourse to arbitration as referred to under clause 28.2(f) below shall take place unless and until the procedures under clauses 28.2(a) or 28.2(b) have been followed, provided that no Party shall be barred from seeking seizure (beslag) or provisional measures in summary proceedings (kort geding);

(f)        subject to the previous provisions of this clause 29.2, any Dispute shall be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute in Rotterdam (the Rules),  provided always that the Parties have the right to settle any such dispute in summary proceedings and the right to obtain seizure (beslag). The arbitrators, who shall be appointed in accordance with the Rules and who shall be required to have appropriate legal or commercial experience in the matters being disputed, shall decide according to the rules of the law (“naar de regelen des rechts”). The arbitral proceedings shall be conducted in the English language. The place of arbitration shall be Amsterdam, The Netherlands.

29.3     The parties irrevocably consent to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery at any address specified in this Agreement or any other usual address, mail or in any other manner permitted by Netherlands law or the law of the place of service or the law of the jurisdiction where proceedings are instituted.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

INVENSYS HOLDINGS LIMITED

/s/ N. Blackwell
By:
Title:	ATTORNEY IN FACT

INVENSYS INC.

/s/ N. Blackwell
By:
Title:	ATTORNEY IN FACT

INVENSYS TWENTY-ONE LIMITED

/s/ N. Blackwell
By:
Title:	ATTORNEY IN FACT

GAC BAAN ACQUISITION LLC

By: General Atlantic Partners (Bermuda), L.P.
/s/ Mark A. Neporant	By: GAP (Bermuda) Limited (as general partner)
By: Cerberus Capital Management II, L.P.
(its managing member)
By: Mark A. Neporant	By:	/s/ William E. Ford
Title:		Name: William E. Ford
Title: Vice President

INVENSYS PLC

/s/ N. Blackwell
By:
Title:	ATTORNEY IN FACT

GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

By: GAP (Bermuda) Limited (its general partner)

By:	/s/ William E. Ford
Name: William E. Ford
Title:Vice President

CERBERUS CAPITAL MANAGEMENT II, L.P.

/s/ Mark A. Neporant
By:	Mark A. Neporant
Title:	Sr. Managing Director/COO